UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than Registrant)

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TABLE OF CONTENTS

Page
LETTER TO STOCKHOLDERS	1
NOTICE OF ANNUAL MEETING	3
PROXY SUMMARY	5
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING	13
ELECTION OF CLASS I DIRECTORS (Proposal 1)	18
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	22
DIRECTOR COMPENSATION	24
CORPORATE GOVERNANCE	25
The Board of Directors	25
Certain Relationships and Related Transactions and Director Independence	27
Nominations of Directors and Diversity	27
Corporate Social Responsibility	28
Communications with the Directors	29
Board of Directors, Executive Officers and Committees	29
EXECUTIVE COMPENSATION	33
Compensation Discussion and Analysis	33
Summary Compensation Table - Fiscal Years 2019, 2018, and 2017	47
Grants of Plan-Based Awards Table - Fiscal Year 2019	49
Outstanding Equity Awards at Fiscal Year-End Table - Fiscal Year 2019	50
Option Exercises and Stock Vested Table - Fiscal Year 2019	50
Equity Compensation Plan Information	51
COMPENSATION COMMITTEE REPORT	61
AUDIT COMMITTEE REPORT	62
ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION (Proposal 3)	63
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	64
DELINQUENT SECTION 16(a) REPORTS	65
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2021	66
ATTENDING THE VIRTUAL ANNUAL MEETING VIA WEBCAST	66
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	67
ANNEX A - NON-GAAP MEASURES	68
PROXY CARD*	70

*Please note that the location of the 2020 Annual Meeting of Stockholders has been updated since the proxy card was printed. The 2020 Annual Meeting of Stockholders will now be held virtually via webcast.
This Proxy Statement contains “forward-looking” statements regarding Fox’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Fox Factory Holding Corp.’s Annual Report on Form 10-K for the fiscal year ended January 3, 2020. We assume no obligation to update any of these forward-looking statements.

                  March 26, 2020
A Message from Our Board of Directors,
Thank you for your support of Fox Factory Holding Corp. in 2019. The Company achieved record financial results last year, demonstrating the management team’s ability to execute strategic initiatives across the Company’s diversified product portfolio. The Board not only committed significant time and discussion to advance these strategic priorities, but also dedicated its focus to continuously improving and adapting the Company’s corporate governance to best complement the evolving needs of the Company. As our 2020 Annual Meeting of Stockholders approaches, we would like to provide an update on matters that we believe are key to our stakeholders.
Following a vigorous succession planning process approved by the Board, Michael Dennison, FOX’s former President of Powered Vehicles Group, succeeded Larry Enterline as Chief Executive Officer when Mr. Enterline retired from his position on June 29, 2019. Mr. Enterline, after having led FOX for eight years as Chief Executive Officer, continues to serve our valued stockholders, customers, and employees as Executive Chair of the Board. Concurrently, former Chair, Dudley W. Mendenhall, became the Lead Independent Director of the Board on June 29, 2019.
Under Mr. Enterline's leadership, FOX transitioned from a private to publicly traded company on August 8, 2013 and generated a total stockholder return of over 300%. We believe the best leadership structure for the Board is for Mr. Enterline to continue working with Mr. Dennison and the management team on corporate strategy and business development initiatives as Executive Chair, with Mr. Mendenhall representing the strong independent voice of the non-executive directors as Lead Independent Director.
After more than 10 years with FOX, Zvi Glasman resigned from his role as Chief Financial Officer and Treasurer effective November 1, 2019. In connection with Mr. Glasman's resignation, the Board appointed John Blocher, who has been with FOX since 2012 and recently served as Senior Vice President, Finance of the Company, as the Company's Interim Chief Financial Officer and Interim Treasurer effective November 2, 2019.
We also welcomed Jean Hlay as the newest member of our Board on February 25, 2019. Ms. Hlay possesses over 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. The depth of Ms. Hlay’s financial, operational, and strategic expertise exceeds the criteria that the Nominating and Corporate Governance Committee identified and desired in a new Board member.
        The Board is committed to working closely with the management team to ensure FOX’s long-term strategic direction will continue to deliver value to all of its stockholders. We appreciate the important role that our stockholders play in our success, and are grateful for your continued support.
We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Fox Factory Holding Corp., which will be held via webcast on Thursday, May 7, 2020, at 1:00 p.m. EDT. Please note that this year's Annual Meeting of Stockholders will be held in virtual meeting format only, which means that you will be able to participate in the meeting, vote and submit your questions during the meeting online by visiting www.virtualshareholdermeeting.com/FOXF2020. You will not be able to attend this year's Annual Meeting in person.

We look forward to your participation in our 2020 Annual Meeting of Stockholders.
Sincerely,

/s/ Michael C. Dennison
Michael C. Dennison
Director and Chief Executive Officer

/s/ Larry L. Enterline
Larry L. Enterline
Director and Executive Chair of the Board

/s/ Dudley Mendenhall
Dudley Mendenhall
Lead Independent Director

/s/ Thomas E. Duncan
Thomas E. Duncan
Director

/s/ Elizabeth A. Fetter
Elizabeth A. Fetter
Director

/s/ Jean Hlay
Jean Hlay
Director

/s/ Ted Waitman
Ted Waitman
Director

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 7, 2020

        Fox Factory Holding Corp.’s 2020 Annual Meeting of Stockholders (the "Annual Meeting") will be held via webcast on Thursday, May 7, 2020, at 1:00 p.m. EDT. This year's Annual Meeting will be in virtual meeting format only, which means that you will be able to participate in the meeting, vote and submit your questions during the meeting online by visiting www.virtualshareholdermeeting.com/FOXF2020. You will not be able to attend the Annual Meeting in person.

The purposes of the meeting are:

1. To elect two Class I directors, described in the Proxy Statement, each to serve for a term to expire at the 2023 Annual Meeting of Stockholders;
2. To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2020;
3.  To vote on a resolution to approve the Company’s executive compensation; and
4. To consider and act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.

        These matters are more fully described in the Proxy Statement. The Board of Directors recommends that you vote "FOR ALL" the nominated directors, "FOR" the ratification of the independent public accountants, and "FOR" the advisory approval of the Company’s executive compensation. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on March 9, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any subsequent adjournments or postponements thereof. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our principal executive offices located at 6634 Highway 53, Braselton, GA 30517. The notice of annual meeting, proxy statement, proxy card, and other proxy materials are first being sent or made available to stockholders on or about March 26, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many stockholders will receive a Notice of Internet Availability of Proxy Materials ("Notice") which provides an internet website address where stockholders can access electronic copies of proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card. The Company's 2020 Proxy Statement and Annual Report for fiscal year 2019 are available online at www.proxyvote.com. We encourage you to access and review such materials before voting.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting via webcast, we urge you to consider the Proxy Statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) if you received paper copies of your proxy materials in the mail, complete, date, sign, and return the enclosed proxy card as promptly as possible. Completing a proxy card or voting through the internet or telephone will not prevent you from voting by following the instructions on the website during the webcast, but will assure that your vote is counted, if, for any reason, you are unable to attend.

Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive any proxy that will not be delivered during the webcast to the Annual Meeting by 11:59 p.m. Eastern Daylight Time on Wednesday, May 6, 2020.

By Order of the Board of Directors,

David Haugen
Vice President, General Counsel and Corporate Secretary
Braselton, GA
March 26, 2020

PROXY SUMMARY

2020 Annual Meeting of Stockholders

Date and Time	Virtual Stockholder Meeting (Via Webcast)
May 7, 2020, 1:00 p.m. EDT	www.virtualshareholdermeeting.com/FOXF2020
Record Date	Voting Eligibility
March 9, 2020	Owners of our common stock as of the Record Date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference

1	Elect two Class I directors	FOR ALL	18

2	Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2020	FOR	22

3	Approve an advisory resolution on our executive compensation	FOR	63

2019 Performance Highlights

Overview of Business
        Our company, Fox Factory Holding Corp., designs, engineers, manufactures and markets premium performance-defining products and systems for customers worldwide. Our premium brand, performance-defining products and systems are used primarily on bicycles ("bikes"), side-by-side vehicles ("Side-by-Sides"), on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, all-terrain vehicles ("ATVs"), snowmobiles, specialty vehicles and applications, motorcycles and commercial trucks.
        Many of our products are specifically designed and marketed to some of the leading cycling and powered vehicle original equipment manufacturers, including Giant, Santa Cruz Bicycles, Specialized, Scott, Trek, Yeti Cycles and YT in bikes and BRP, Ford, Honda, Jeep, Polaris, Toyota, Triumph, and Yamaha in powered vehicles, while others are distributed to consumers through a global aftermarket channel of dealers and distributors.
        Additionally, we up-fit trucks to be off-road capable, on-road vehicles with product offerings such as lift kits and components with our shock products, superchargers, interior accessories, wheels, tires, lighting, and body enhancements. We also offer mountain and road bike wheels and other performance-defining cycling components including cranks, chainrings, pedals, bars, stems, and seat posts.
        FOX is an aspirational brand and we believe many of our OEMs often prominently display and incorporate our products to improve the marketability and consumer demand for their performance models, while professional athletes using our products are consistently successful in elite events around the world providing our products exposure and demonstrating their performance capabilities, all of which, we believe, reinforces our premium brand image and positively influences the purchasing habits of enthusiasts and other consumers.
        Based on our strong operational and financial results in 2019, discussed below, as well as our outlook for 2020, we continue to opportunistically make strategic investments to expand our manufacturing capacity, primarily in our U.S. operations, to better support the needs of our growing business over the next several years. We are also evaluating “white space” opportunities to expand our premium brand into relevant performance-defining adjacencies.
        In addition, we believe there is an opportunity to expand our total available market through potential acquisitions beyond our current product categories. We believe there may be opportunities to acquire other recognized brands that are valued by that same passionate customer.
2019 Performance Highlights and Key Accomplishments
Record Financial Results
        We delivered record financial results in fiscal year 2019. We benefited from consistent execution and favorable business fundamentals in our Powered Vehicles Group and in our Specialty Sports Group. Our broad-based growth led to annual sales and profitability well above our initial expectations.
FY2019 RESULTS

Sales	$751.0 million

Net income attributable to FOX stockholders	$93.0 million

Earnings per diluted share	$2.38

Non-GAAP adjusted net income*	$106.3 million

Adjusted earnings per diluted share*	$2.72

Adjusted EBITDA*	$146.2 million

* Reconciliations of non-GAAP measures are provided in Annex A, attached hereto.

FY2019 Percentage Increases (Year over Year)
Strong Historical Financial Performance for Stockholders
Our record of strong performance is reflected in our one-, three- and five-year total stockholder returns ("TSRs"), which significantly outperformed those of our peers.
Total Stockholder Return

35.8%
33.8%
18.2%
17.2%
10.7%
3.6%
1 year
3 year*
5 year*
FOXF
Peer Group**

* Represent annualized figures
** Based on compensation peer group discussed further under "Use of Market Data Analyses"

Key 2019 Accomplishments
On the Powered Vehicles Group side, more OEM vehicles are featuring FOX shocks, strengthening our presence in the off-road capable on-road vehicle market. New vehicles featuring FOX suspension include the all-new 2020 Jeep Gladiator Mojave, and the 2020 Toyota Sequoia TRD Pro. The 2020 Gladiator Mojave is designed to take on the extreme desert at high speeds, featuring six FOX suspension components, the most FOX products ever on a production vehicle. It is designed with and incorporates four FOX 2.5 Internal Bypass shocks and includes two of our bump stops that feature an internal floating piston that increases damping performance and bottom-out-control in the last few inches of travel. The Sequoia is the fourth model in Toyota’s TRD Pro lineup, and we are pleased that the entire TRD Pro lineup is on FOX.
In the automotive aftermarket, our Tuscany subsidiary launched the first ever Harley-Davidson edition GMC pickup truck. Tuscany worked closely with Harley-Davidson to create a vehicle that is distinctively Harley. The team drew inspiration from the Harley-Davidson Fat Boy model and included over 65, edition-specific components in the model 2020 truck. Honda recently announced two new sport side-by-side models for 2021 that feature FOX Live Valve technology: the Talon 1000X and Talon 1000R. This was in response to customer requests for two-seat models featuring electronic suspension after the launch of the four-seat version with Live Valve last year, the Talon 1000X-4.
On the Specialty Sports Group side, momentum continues on the back of a strong model year 2019 product portfolio. Our products have been well received by our OEM and our aftermarket customers.
FOX was named the number one fork and shock by the readers of VitalMTB. Our Live Valve technology-enabled products took home the Eurobike Gold Award, won the Design & Innovation Award, and were named Gear of the Year by Bicycling Magazine. The Marzocchi Bomber Z2 suspension fork was named Value Product of the Year by Pinkbike and rated as a Must Buy product by Mountain Bike Magazine in Germany. In the Bike Magazine Readers’ Awards, Race Face was voted the number one brand in bars and stems for traditional and e-mountain bikes. Our sponsored athletes earned 14 Enduro World Series podiums at four EWS rounds, 40 UCI MTB World Cup podiums at five events, 14 podiums at Crankworx Whistler, and 7 podiums at the UCI MTB World Championships in Quebec, Canada.
As previously announced, the Company’s subsidiary, Fox Factory, Inc., entered into a Stock Purchase Agreement, dated February 11, 2020, with Southern Rocky Holdings, LLC (the "Seller") and SCA Performance Holdings, Inc. (the "Target"). On March 11, 2020, Fox Factory, Inc. completed its acquisition of all of the outstanding equity interests of the Target from the Seller. As a result, Fox Factory, Inc. paid to the Seller approximately $328 million, excluding vehicle inventory and $13 million of contingent performance-based retention incentives for key management of the Target payable over the next two years.
Key Management and Governance Developments
On June 29, 2019, our Chief Executive Officer, Larry L. Enterline, retired from the role of Chief Executive Officer after eight years with the Company, and became Executive Chair of the Board. Concurrently, Michael C. Dennison, FOX’s former President, Powered Vehicles Group, became Chief Executive Officer and remained a director on the Board of Directors. Upon the appointment of Mr. Enterline to Executive Chair, Dudley W. Mendenhall transitioned from Chair of the Board of Directors to Lead Independent Director. The implementation of this succession planning was the result of careful planning and consideration by the Board and the Nominating and Corporate Governance Committee, which undertakes an annual assessment of our Chief Executive Officer succession plan in accordance with our Corporate Governance Guidelines. The Board believes the succession plan resulted in a seamless transition of leadership from Mr. Enterline to Mr. Dennison. Mr. Enterline has stayed with FOX as Executive Chair of the Board to continue to work with Mr. Dennison, the Board, and our FOX management team on strategy and business development initiatives.

After more than 10 years with FOX, Zvi Glasman resigned from his role as the Company’s Chief Financial Officer and Treasurer effective November 1, 2019. In connection with Mr. Glasman’s resignation, the Board appointed John Blocher, who has been with FOX since 2012 and recently served as Senior Vice President, Finance of the Company, as the Company’s Interim Chief Financial Officer and Interim Treasurer effective November 2, 2019.

Say-on-Pay Responsiveness

        We value our stockholders' perspectives regarding our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2019, we were pleased to receive approximately 99% stockholder support for our Say-on-Pay proposal.
        We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our Proxy Statement and other Securities and Exchange Commission ("SEC") filings. We have also worked to expand and enhance our public disclosure around the topics of interest to our stockholders.
Compensation Program that Aligns Pay and Performance

Our compensation programs are designed with the general goals and objectives of creating a compensation program that:
•Attracts;
•Engages;
•Rewards for results; and
•Retains
individuals, in an effort to build a workforce that advances the interests of the Company and its stockholders.
        In making compensation decisions for fiscal year 2019, the Compensation Committee considered our prior year’s financial results and our operating strategy and goals.

        The Company performance metric we believe is most important to our stockholders is the same metric we used in determining performance-based compensation in fiscal year 2019, adjusted EBITDA. We believe adjusted EBITDA directly correlates to stock price and is a good indicator of net income and cash flow health. For this reason, we tie all annual cash bonuses to adjusted EBITDA targets. For the majority of our Named Executive Officers annual cash bonuses are the only portion of their compensation that is directly tied to a performance metric. However, the Compensation Committee takes into account Company performance when determining the number of RSUs to be awarded to our Named Executive Officers (making such compensation “at-risk” to the performance of the Company).
The above charts reflect incentive amounts at the Target level.
*Reflects Mr. Dennison who was appointed as our Chief Executive Officer on June 29, 2019.

While "Total Stockholder Return" is not used as a performance metric, the Compensation Committee when determining the total compensation packages of our Named Executive Officers considered it, along with other metrics. As evidenced below, we believe our Chief Executive Officer’s compensation is commensurate with the total return to stockholders of the Company over the past five years.

CEO compensation vs. tsr

$8.0
$6.0
$4.0
$2.0
$—
Millions
$500
$400
$300
$200
$100
$—
$6.5
$1.3
$1.4
$1.9
$1.8
2015
2016
2017
2018
2019
Total Compensation
Indexed TSR

*The above chart reflects information contained in our Summary Compensation Table, which included in 2017 the grant date fair value of a front-loaded RSU award that vests over three years for Mr. Enterline. No portion of such RSU award vested in 2017.
** 2019 CEO Compensation amount reflects Mr. Enterline and Mr. Dennison's prorated compensations based on Mr. Enterline's resignation date of June 29, 2019.

In addition to the above, the table below outlines some key facets of our executive compensation program.

What We Do	What We Do Not Do

✓ Pay for Performance	œ Hedging Transactions

✓ Use of Market Data	œ Short-Term Trading

✓ Clawback Policy	œ Reprice Awards

✓ Independent Compensation Consultant	œ Recycle Stock Awards

✓ Double-Triggers for Cash Severance

✓ RSU Awards to Promote Long-Termism

Strong, Well-Balanced Corporate Governance Practices

•Highly Qualified Board. Our Directors bring deep industry experience to provide effective oversight in the boardroom.

•Independent Board Leadership. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, is our “Lead Independent Director” and serves in a leadership capacity on our Board. As Lead Independent Director, Mr. Mendenhall is responsible for: approving Board meeting agendas; in consultation with the non-employee directors and the Executive Chair, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate.

•Focus on Board Diversity. Our Nominating and Corporate Governance Committee has adopted a formal Diversity Policy within the Nominating and Corporate Governance Committee Charter. Our Board believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance.

•Mix of Company History and Fresh Ideas. We became a public company in 2013 and at such time, we had a controlling stockholder who appointed our Board. Over the past few years, directors have departed from our Board for a number of different reasons, but we are fortunate to have several of our original directors remain with us, including our current Lead Independent Director, Mr. Dudley W. Mendenhall. We believe our current board tenure composition reflects an appropriate mix of historical company knowledge and fresh perspectives.

*We became a public company on August 8, 2013. The longest possible tenure is 5+ years from that date

•Awareness and Oversight of Environmental, Social and Governance (ESG) Matters. Our Board has increased the Company's efforts on issues such as environmental sustainability and culture and human capital, in order to have a more positive impact on our business and society. As a reflection of the importance of these matters, in 2019, the Board approved a number of amended policies, including, the Anti-Corruption Policy, the Environmental and Energy Policy and Practices and Insider Trading Policy. Certain members of management are responsible for the oversight of these policies and report to the Board with any updates with respect to the implementation of these policies and general performance of the Company in the ESG areas. The Board, with the assistance of management, consistently monitors the Company’s ESG initiatives in an effort to reflect best practices.

Please see Corporate Governance for further discussion of our governance practices.

Director Nominees

The table below provides summary information about our two director nominees. Our directors are elected by a plurality of votes cast. For more information, refer to section Election of Class I Directors (Proposal 1). The Board recommends that you vote "FOR ALL" of the director nominees.

Name	Age	Director Since	Occupation	Committee(s)
Independent Directors
Dudley W. Mendenhall	65	June 2013	Independent Financial Consultant. Former VP, Strategy, Planning, and Operations of HP	Chair of Audit and Member of Compensation
Elizabeth A. Fetter	61	June 2017	Former CEO and President of Symmetricom Inc.	Chair of Compensation and Member of Nominating and Corporate Governance

PROXY STATEMENT

Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2020 Annual Meeting of Stockholders ("the Annual Meeting"), which will be held via webcast on Thursday, May 7, 2020, at 1:00 p.m. EDT, or at any adjournment or postponement thereof.

We first sent or made available these Proxy Materials (as defined below) to our stockholders on or about March 26, 2020. A copy of this Proxy Statement, the proxy card and our Annual Report for fiscal year 2019 (collectively, the "Proxy Materials") can be found at the web address www.proxyvote.com. When we refer to the Company’s fiscal year, we mean the annual period ending on the Friday closest to December 31 of the stated year. Information in this Proxy Statement for 2019 generally refers to our 2019 fiscal year, which was from December 29, 2018 through January 3, 2020 (“fiscal year 2019”).
2020 ANNUAL MEETING INFORMATION
Date and Time. The Annual Meeting will be held “virtually” through a webcast on Thursday, May 7, 2020, at 1:00 p.m. EDT. There will be no physical meeting location. The meeting will only be conducted via a webcast.
Access to the Webcast of the Annual Meeting. The webcast of the Annual Meeting will begin promptly at 1:00 p.m. EDT. Online access to the webcast will open approximately 30 minutes before the start of the Annual Meeting to allow time for you to log in and test your computer system. We encourage you to access the meeting prior to the start time.
Login Instructions. As the Annual Meeting is being conducted via a webcast, there is no physical meeting location. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/FOXF2020. You will need your unique control number included on your proxy card (printed in the box and marked by an arrow) or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.
Submitting Questions at the Annual Meeting. Once online access to the Annual Meeting is open, stockholders may submit questions, if any, on www.virtualshareholdermeeting.com/FOXF2020. You will need your unique control number included on your proxy card (printed in the box and marked by an arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.
Voting Your Shares at the Annual Meeting. You may vote your shares at the Annual Meeting even if you have previously submitted your vote. For instructions on how to do so, see the section below titled “How do I vote my shares at the Annual Meeting?”.
QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:
•Proposal 1: To elect two Class I directors, described in the Proxy Statement, each to serve for a term to expire at the 2023 Annual Meeting of Stockholders.
•Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2020.
•Proposal 3: To vote on a resolution to approve the Company's executive compensation.

The stockholders will also consider and act on any other matters as may properly come before the meeting, or any adjournment or postponement thereof.

How are the Proxy Materials being delivered?

        The SEC has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Proxy Materials are available at www.proxyvote.com. Enter the unique control number located on the Notice or proxy card to access the Proxy Materials.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 9, 2020 may attend the Annual Meeting via webcast. Broadridge Financial Solutions, Inc. (“Broadridge”) has been selected as our inspector of election. As part of its responsibilities, Broadridge is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting (via webcast).

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on March 9, 2020, the record date, are entitled to vote at the Annual Meeting. There were 38,602,699 shares of our common stock outstanding on March 9, 2020. Such stockholders of record are entitled to cast one vote per share on all matters.

How do I participate in the Annual Meeting?

Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxyvote.com. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/FOXF2020. If you do not have your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the proxy materials), you will only be able to listen to the Annual Meeting.

How do I vote my shares at the Annual Meeting?

You may vote your shares at the Annual Meeting even if you have previously submitted your vote. To vote at the Annual Meeting, log in at www.virtualshareholdermeeting.com/FOXF2020. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. If you do not have your unique control number, you will only be able to listen to the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Stockholders of record may vote their shares by appointing a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. Our Board has designated the persons named in the proxy card as proxies. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting (via webcast) and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.

There are three ways to vote by proxy:

1.By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing; c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
2.By Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 6, 2020. Have your proxy card in hand when you call and then follow the instructions.
3.By Internet - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. EDT on May 6, 2020. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

You may vote by telephone or internet until 11:59 p.m. EDT on May 6, 2020, or Broadridge must receive your paper proxy card by 11:59 p.m. EDT on May 6, 2020.

How will my proxy be voted?

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•FOR ALL the individuals nominated as a director in Proposal 1, described in this Proxy Statement, for a term to expire at the 2023 Annual Meeting of Stockholders;
•FOR Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2020;
•FOR Proposal 3, the approval of the Company’s executive compensation; and
•in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
        The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending and voting at the Annual Meeting.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you attend the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Stockholders who participate in the Annual Meeting online at www.virtualshareholdermeeting.com/FOXF2020 will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met.

Shares represented by proxies that are marked “Abstain” or "Withhold" will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?

Proposal 1

Assuming the presence of a quorum, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. No stockholder shall be permitted to cumulate votes for the election of directors. The election of directors is a non-discretionary item and brokers may not vote on Proposal 1 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy, and therefore, have no effect on Proposal 1.

Proposal 2

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting (via webcast) and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2020. An abstention is not counted toward the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of this appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2020, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2020.

Proposal 3

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Proposal 3 is a non-discretionary item and brokers may not vote on Proposal 3 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Neither a broker-non vote nor an abstention is counted toward the approval, and the effect of each is the same as a vote “Against” the approval. Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the compensation of our Named Executive Officers. See "Compensation Discussion and Analysis - Say-on-Pay Outcome and Stockholder Outreach Efforts" for additional information.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as the inspectors of election.

How can I find the voting results of the Annual Meeting?

        We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting.

How is the solicitation being made?

We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Where can I find more information about Fox Factory Holding Corp.?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com/ and at the internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF CLASS I DIRECTORS
(PROPOSAL 1)
The Board of Fox Factory Holding Corp. is currently comprised of seven individuals and is divided into three classes serving staggered three year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each Annual Meeting of Stockholders. Mr. Mendenhall and Ms. Fetter are Class I directors and are up for election at this year’s Annual Meeting of Stockholders. Mr. Waitman and Mr. Dennison are Class II directors and will serve until the 2021 Annual Meeting of Stockholders, or earlier in the case of their death, resignation or removal. Ms. Hlay, Mr. Enterline and Mr. Duncan are Class III directors and will serve until the 2022 Annual Meeting of Stockholders, or earlier in the case of their death, resignation or removal.

        The Class I directors are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2023 Annual Meeting of Stockholders or earlier in the case of their death, resignation or removal. The Board has nominated Mr. Mendenhall and Ms. Fetter for election as Class I directors. The nominees have indicated a willingness to stand for election and to serve if elected. You may vote "For All" or "Withhold All" for the nominees or "For All Except" and indicate which nominee for which you are withholding your vote. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, will vote your proxy for the nominee, who has been designated as such by the Board. In the event that a nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for any replacement nominee designated by the Nominating and Corporate Governance Committee and the Board, if such a replacement nominee is designated. The Nominating and Corporate Governance Committee recommended each nominee that the Board recommends to stockholders to the Board. The following paragraphs describe the business experience and education of our directors.

Directors Up for Re-Election

Dudley W. Mendenhall Lead Independent Director Age: 65 Independent Director Since: June 2013 Committees: Chair of Audit and Member of Compensation Financial Expert

        Dudley W. Mendenhall was named Lead Independent Director in June 2019 after serving as Chair of FOX's Board since July 2017. He joined FOX as a director of its subsidiary in February 2012 and was appointed to serve as a member of the Company's Board in June 2013. Since July 2012, Mr. Mendenhall has been an independent consultant providing financial advisory services. He was Vice President, Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Co. from January 2010 to July 2012; Chief Financial Officer of Solera Holdings Inc., a provider of software and services to the automobile insurance claims processing industry, from March 2009 to August 2010; and Chief Financial Officer of Websense Inc. from September 2007 to March 2009. From April 2003 to September 2007, Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2 Inc., an international sporting equipment manufacturer. He earned a Bachelor of Arts degree in economics from Colorado College.

        Mr. Mendenhall’s experience as chief financial officer at public companies and his background in finance and accounting assists our Board with financial review and risk management obligations.

Elizabeth A. Fetter Director Age: 61 Independent Director Since: June 2017 Committees: Chair of Compensation and Member of Nominating and Corporate Governance

        Elizabeth A. Fetter has served on our Board since June 2017. She has served on the Talend S.A. Board of Directors since January 2020, and the McGrath Rentcorp Board of Directors since 2014. She served on the Alliant International University Inc. Board of Directors from 2015 to 2017 and on the Connexed Technologies Inc. Board of Directors since 2004. Ms. Fetter served as a member of the Symmetricom Inc. Board of Directors from 2000 to 2013 and was appointed President and Chief Executive Officer of Symmetricom Inc. in April 2013. She served in this capacity until Microsemi Corp. acquired Symmetricom Inc. in November 2013. Ms. Fetter previously was President and Chief Executive Officer of NxGen Modular LLC from 2011 to 2012, and was President, Chief Executive Officer and a Director of Jacent Technologies in 2007. She also served on the Quantum Corp. Board of Directors from 2005 to 2013 and on the Ikanos Corp. Board of Directors from 2008 to 2009. She previously was the Alliant International University Inc. chair of the board of trustees and served as a trustee from 2004 to 2013. Ms. Fetter earned a Bachelor of Arts degree in communications from Pennsylvania State University, a Master of Science degree in industrial administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

        Ms. Fetter's more than 25 years of public and private company board service and past chief executive officer experience at multiple firms gives her the qualifications to serve on our Board.

Directors Not Up for Re-Election

Michael C. Dennison Director and Chief Executive Officer Age: 52 Non-Independent Director Since: February 2018

        Mr. Dennison has served as a director on FOX's Board since February 2018. In August 2018, he assumed the role of President, Powered Vehicles Group, and he was later named Chief Executive Officer in June 2019. Prior to FOX, he most recently was President and Chief Marketing Officer for Flex Ltd. (NASDAQ:FLEX) from February 2012 to August 2018. While at Flex Ltd., Mr. Dennison served in a number of leadership roles, from leading the procurement and global supply chain organizations for the company to serving as Senior Vice President of Business Management for both the High-Velocity Solutions Group and the Mobile and Consumer Segment. Prior to joining Flex Ltd., he was the Regional Director at Arrow Electronics, based in New York. Mr. Dennison earned a Bachelor of Arts degree in liberal arts from Oregon State University in 1989.

        Mr. Dennison’s current position as Chief Executive Officer and extensive management experience with international consumer products, high-technology, and global supply chain management qualifies him to serve on our Board.

Larry L. Enterline Executive Chair of the Board Age: 67 Non-Independent Director Since: June 2013
        Larry L. Enterline joined FOX in March 2011 as the Company’s Chief Executive Officer, was appointed to the Board in June 2013, and was appointed Executive Chair of the Board in June 2019 upon his retirement as Chief Executive Officer. Prior to joining FOX, he was Chief Executive Officer of Vulcan Holdings Inc., a private investment holding and consulting services company he founded. Before founding Vulcan Holdings, Mr. Enterline was Chief Executive Officer of COMSYS IT Partners Inc., an IT staffing and solutions company. Mr. Enterline served in various management roles earlier in his career, including Senior Vice President of Worldwide Sales and Service Organization at Scientific-Atlanta Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Enterline earned a Bachelor of Science degree in electrical engineering from Case Western Reserve University in 1974, and a Master of Business Administration degree from Cleveland State University in 1988.

        Mr. Enterline’s experience as our former Chief Executive Officer, service on other public company boards and leadership experience give him the qualifications and skills to serve on our Board.

Thomas E. Duncan Director Age: 55 Independent Director Since: July 2017 Committees: Chair of Nominating and Corporate Governance

        Thomas E. Duncan joined the Board in July 2017. He is President and Chief Executive Officer of the North American division of Positec Tool Corp., a global manufacturer and marketer of power tools and lawn and garden equipment and accessories, including the Rockwell and WORX brands. Prior to this he was a Vice President of Robert Bosch Tool Corp. from June 2001 to September 2003, and was a Vice President at Vermont American Corp. from September 1992 to June 2001 and until it was acquired by Robert Bosch Tool Corp. Mr. Duncan has been a director on the Outdoor Power Equipment Institute Board of Directors since October 2015 and a director on the Folks Center for International Business Board of Directors at University of South Carolina's Darla Moore School of Business since September 2016. In 2018, Mr. Duncan joined the Board of Directors of Fast Growing Trees (SP FGT Holdings LLC), a privately held e-commerce company. He earned a Bachelor of Arts degree in rhetoric from the University of Virginia and a Master of International Business from University of South Carolina's Darla Moore School of Business.

        Mr. Duncan's over 25 years of experience in the manufacturing and consumer durable goods industry gives him the qualifications to serve on our Board.

Jean Hlay Director Age: 60 Independent Director Since: February 2019 Committees: Member of Audit and Compensation
        Jean Hlay has served on the Board since February 2019. She has more than 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. Ms. Hlay most recently was President and Chief Operating Officer of MTD Products, Inc., a privately owned, global manufacturer and distributor of residential and commercial outdoor power equipment with over 7,000 employees in 16 major locations worldwide. She was named to the MTD Products, Inc. Board of Directors in 2002, was appointed President and COO in 2009, and continued in both roles until 2018. Prior to MTD, Ms. Hlay was Chief Financial Officer of Crossville Rubber Products, Inc./Plastivax, Inc., a manufacturer of rubber and vinyl floor mats serving the automotive industry, and she began her career at Price Waterhouse (now PwC). She has been serving on the Pella Corp. Board of Directors since 2012. From 2006 to 2018, she served on the Outdoor Power Equipment Institute Board of Directors. Additionally, in 2019, Ms. Hlay joined the Boards of Directors of both Blain's Supply Inc. and Buckeye Corrugated Inc. Ms. Hlay earned a Bachelor of Science, Business Administration degree in accounting from Bowling Green State University and is a CPA.

        Ms. Hlay's over 25 years of experience in the consumer products manufacturing industry as well as her background in finance and accounting gives her the qualifications to serve on our Board.

Ted Waitman Director Age: 70 Independent Director Since: June 2013 Committees: Member of Audit and Nominating and Governance

        Ted Waitman has served on our Board since June 2013. Since 1978, he has held various leadership positions, including President and Chief Executive Officer of CPM Holdings Inc. from 1996 to 2019 and Director at the same organization since 2003. He resigned as CEO of CPM Holdings Inc. in July 2019 and now serves as Director and Special Advisor. From 2006 to 2008, Mr. Waitman was an independent director of Compass Diversified Holdings. He previously was a Director of the American Feed Industry Association and President of the Process Equipment Manufacturers’ Association. Mr. Waitman earned a Bachelor of Science degree in industrial engineering from the University of Evansville.

        Mr. Waitman’s various leadership positions and extensive management and operating experience qualifies him to serve on our Board.

Required Vote for Election of Directors

The election of directors is by plurality vote of holders present, in person or by proxy at the Annual Meeting and entitled to vote thereon, with each nominee receiving a plurality of the votes cast to be elected as a director.

Recommendation of the Board

        The Board recommends that you vote “FOR ALL” the nominees, Mr. Mendenhall and Ms. Fetter, to be elected to our Board as Class I directors for a term ending at our 2023 Annual Meeting of Stockholders or earlier in the case of their death, resignation or removal.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
General
Our Audit Committee has appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for fiscal year 2020, and has determined that it would be desirable to request that the stockholders ratify the appointment.
You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is an independent registered public accounting firm and audited our financial statements for the fiscal years ended January 3, 2020, December 28, 2018, and December 29, 2017. Based on its past performance during these audits, the Audit Committee has selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2020. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Representatives of Grant Thornton LLP are expected to be present at the Virtual Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended January 3, 2020 December 28, 2018, and December 29, 2017 by Grant Thornton LLP.

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees (1)	$1,740,260	$1,617,935
Audit-Related Fees (2)	42,601	71,924
Tax Fees (3)	81,301	113,172
Total	$1,864,162	$1,803,031
(1)“Audit Fees” are aggregate fees billed by Grant Thornton LLP for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K and for the review of our interim financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.
(2) "Audit-Related Fees" are aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees. "These services include consultations and audits related to mergers and acquisitions; and services related to offering of common stock and consents for registration statements.
(3)“Tax Fees” are aggregate fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, tax advice and tax planning.
        The Audit Committee has evaluated Grant Thornton LLP’s qualification, performance and independence and has determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning public accountant's independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).
Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimus exceptions under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all "Audit Fees", "Audit-Related Fees" and "Tax Fees" in fiscal years 2019 and 2018.

Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to ratify the appointment.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending January 1, 2021.

DIRECTOR COMPENSATION
Non-employee Director Compensation for Fiscal Year 2019
Any non-employee director who, directly, indirectly, or beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly, indirectly, or beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and performing duties as a director.

For fiscal year 2019 our Non-employee Director Compensation Plan, as amended and restated, provided for an annual cash retainer of $50,000, payable quarterly, for service as a non-employee director of FOX. A non-employee director who serves as Chair of the Board is paid an additional annual retainer of $25,000 and an additional equity award outlined below, plus the other retainers and compensation he may receive. The chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are provided additional annual retainers of $15,000, $7,500 and $7,500, respectively. The Lead Independent Director is paid an additional annual retainer of $25,000. Each non-employee director serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is provided additional annual retainers of $4,000, $3,000, and $3,000, respectively. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses that they properly incur in connection with attending Board meetings and their duties as a director. For fiscal year 2019, such annual retainers were prorated for mid-year appointments with respect to Mr. Mendenhall.
Pursuant to our Non-employee Director Compensation Plan, as amended and restated, non-employee directors are also granted annual equity-based compensation awards in the form of restricted stock units ("RSUs") pursuant to the 2013 Omnibus Plan, as amended. These awards vest on the day immediately prior to the next Annual Meeting of Stockholders, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan. Subject to applicable laws and our policies in place for equity-based awards, through fiscal year 2019, the non-employee directors were entitled to receive an annual award of RSUs determined by dividing $100,000, by the closing price of our common stock on the date of grant. In fiscal year 2019, each non-employee director received an award of 1,328 RSUs on May 2, 2019. These awards will vest on the day immediately prior to the Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company. The non-employee director who serves as the Chair or the Lead Independent Director is entitled to receive an additional award of RSUs determined by dividing $15,000 by the closing price of our common stock on the date of grant. Executive Chair is considered an employee of the Company and is not eligible for the aforementioned $15,000 additional RSU award.

The following table sets forth information for the year ended January 3, 2020 regarding the compensation awarded to, earned by or paid to persons who served as our directors during fiscal year 2019 who are not Named Executive Officers.

DIRECTOR COMPENSATION - FISCAL YEAR 2019
Name	Fees earned or paid in cash	Stock awards (1)		Total
Dudley W. Mendenhall	$96,000	$115,000		$211,000
Thomas E. Duncan	57,500	100,000		157,500
Elizabeth A. Fetter	57,900	100,000		157,900
Jean Hlay	32,162	109,176	(2)	141,338
Ted Waitman	61,850	100,000		161,850

(1)Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718 of RSUs awarded in 2019 pursuant to the 2013 Omnibus Plan. The RSUs vest on the day before the Company's Annual Meeting.
(2)Ms. Hlay was appointed to our Board on February 25, 2019 and was granted an additional prorated award for her Board services from February 2019 to May 2019.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management.

The Board of Directors
Governance Guidelines

Our Board has adopted a set of governance guidelines (the "Governance Guidelines") to assist our Board and its committees in performing their duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation and the annual evaluations of our Board.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is posted on our website http://investor.ridefox.com/. The Code of Ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the Code of Ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website at http://investor.ridefox.com/ or by filing with the SEC a Current Report on Form 8-K, in each case, if such disclosure is required by rules of the SEC or Nasdaq Listing Rules.

Leadership Structure

        The Board believes its current leadership structure best serves the interest of the stockholders. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, is our “Lead Independent Director” and serves in a leadership capacity on our Board. As Lead Independent Director, Mr. Mendenhall is responsible for: approving Board meeting agendas; in consultation with the non-employee directors and the Executive Chair, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate. The Chief Executive Officer has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board, but does not serve in a leadership capacity on the Board. The separation of the roles of Chief Executive Officer and the Executive Chair allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Executive Chair can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance, community relations and stockholder issues.

Our Board has three standing committees, comprised solely of independent directors, the Audit Committee, chaired by Mr. Mendenhall; the Compensation Committee, chaired by Ms. Fetter; and the Nominating and Corporate Governance Committee, chaired by Mr. Duncan. The responsibilities and authority of each committee are described later in this Proxy Statement.

Risk Oversight

The Board believes risk management is an important aspect of our business. The Board oversees and regularly reviews the Company's management of material risks. While the Board as a whole ultimately has the responsibility for overseeing risk management, the Board has delegated certain duties with respect to risk oversight to our Audit Committee. In furtherance of such purpose, the Audit Committee Charter specifically requires the Audit Committee to discuss with management, the internal auditor or internal audit service provider, as the case may be, and the independent public accountant the Company’s major risk exposures (whether financial, operations or both) and the steps management has taken to monitor and control such exposure, including the Company’s risk assessment and risk management policies. The Audit Committee reports to the Board with its findings.

Board Meetings

During fiscal year 2019, the Board held five meetings. All of our directors who served in fiscal year 2019 attended or participated in 75% or more of the aggregate of (1) the total number of meetings of the Board (held during the period for which such person has been a director) and (2) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

Attendance of Directors at the Annual Meeting

Pursuant to our Governance Guidelines, our directors are encouraged to attend our Annual Meetings of Stockholders. Three of our directors attended our 2019 Annual Meeting of Stockholders.

Policies

Hedging and Pledging Policy

Our Board has adopted the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures, or the Insider Trading Policy. The Insider Trading Policy prohibits employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Company from hedging transactions with respect to shares of our common stock. The Insider Trading Policy also requires directors, executive officers and designated insiders to obtain pre-approval from one of the Company's Compliance Officers before pledging shares of our common stock.

Clawback Policy

Additionally, our Board has adopted the Policy Regarding Recoupment of Incentive Compensation upon Restatement or Misstatement of Financial Results, or as Required by Law, or the Clawback Policy. According to the Clawback Policy, if, in the opinion of the independent directors of the Board, the Company's financial results are materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company's executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The independent directors may, for up to five (5) years following such misstatement and subject to the limitations herein, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to the executive officer(s), as well as seek to recoup any gains realized with respect to equity-based awards, including stock options and RSUs. However, these "clawbacks" can only ensue if the following conditions have been met: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) one or more executive officers engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction and no related party transactions have been approved except in accordance with our policy.

Director Independence

The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board has determined that Messrs. Mendenhall, Waitman, and Duncan and Mses. Fetter and Hlay are currently independent directors as defined under the Nasdaq Listing Rules. Mr. Dennison and Mr. Enterline have been determined not to be independent by our Board.

Nominations of Directors and Diversity
Consideration of Director Nominees

The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements and has determined that seven is the appropriate number of directors to have on the Board. The Nominating and Corporate Governance Committee also identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee does not engage a director search firm to identify candidates, instead utilizing the human resources staff to engage in a thorough and exhaustive search for candidates. The Nominating and Corporate Governance Committee reviews candidates with certain criteria in mind, including, but not limited to: (a) qualities of intelligence, honesty, perceptiveness and responsibility; (b) a general interest in FOX and a recognition that, as a member of the Board, each director is accountable to the stockholders of FOX; (c) having a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or large purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (d) being able to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industries in which the Company and its subsidiaries operate; (e) having no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (f) having no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (g) possessing skills necessary for service on any Board committee; (h) being compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (i) possessing skills necessary for service on any Board committee. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided stockholders in submitting recommendations, as provided for in the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees, follow the procedures set forth below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders, must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 6634 Highway 53, Braselton, GA 30517, Attn: General Counsel and must meet the deadlines and other requirements set for in our Amended and Restated Bylaws (the “Bylaws”), the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees and the rules and regulations of the SEC. If a stockholder, in accordance with the procedural requirements discussed above, recommends a proposed director candidate, the General Counsel will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Diversity

The Nominating and Corporate Governance Committee has adopted a formal Diversity Policy within the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance. The Nominating and Corporate Governance Committee implements its Diversity Policy by considering such characteristics, among others, in selecting, evaluating and recommending proposed director candidates. In accordance with the Nominating and Corporate Governance Committee Charter, the Board performs an annual self-assessment of its performance and effectiveness, which seeks to identify any specific areas requiring improvement, including with respect to diversity.

Corporate Social Responsibility

Our Board is engaged and involved in overseeing the Company’s long-term strategy, including evaluating key business risks and opportunities, consumer trends and competitive developments. This also includes aspects of our sustainability initiatives that relate to our corporate strategy, which are discussed at Board meetings. Out of this process, the Board has increased our efforts on issues such as environmental sustainability and culture and human capital, in order to have a more positive impact on our business and society. As a reflection of the importance of these matters, in 2019 the Board approved a number of amended policies, including the Anti-Corruption Policy, the Environmental and Energy Policy and Practices and the Insider Trading Policy. Each of these policies is posted on our website: http://investor.ridefox.com/corporate-governance. Certain members of management are responsible for the oversight of these policies and report to the Board with any updates with respect to the implementation of these policies and general performance of the Company in the environmental, social and governance areas (“ESG”). The Board, with the assistance of management, consistently monitors the Company’s ESG initiatives in an effort to reflect best practices.

Environmental Sustainability

The Company assesses its environmental risks on an ongoing basis. We recognize that our operations have the potential to impact the environment, including, but not limited to, the use of non-recyclable materials in certain of our products and our continued business growth, which may cause higher utility usage. On November 1, 2019 our El Cajon, California manufacturing facilities attained ISO 14001 and IATF 16949 certifications. We are committed to promoting environmentally conscious business practices in an efficient and responsible manner.

Culture and Human Capital

The Company strives to create a respectful, rewarding, diverse, and inclusive work environment. Our leadership is focused on bringing out the best in people, supporting their goals, and allowing them to find deep meaning in their work, as the Board and management believe that the well-being of our employees impacts how our Company carries out its long-term corporate strategy. This includes building a culture where integrity, honesty, and compliance guide our decision-making and employees feel free to ask questions and raise concerns when something does not seem right. The Board, the Compensation Committee, and the Nominating and Corporate Governance Committee engage with management and human resource executives on a regular basis across a broad range of human capital management issues.

Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 6634 Highway 53, Braselton, GA 30517, Attn: General Counsel. Communications may also be sent to the General Counsel by email at dhaugen@ridefox.com.

Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, which is posted on our website at http://investor.ridefox.com/. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers

The name and age of each director, nominee and executive officer and the positions held by each of them as of the date of this Proxy Statement are as follows:

Name	Age	Class	Position
Michael C. Dennison	52	II	Director and Chief Executive Officer
John E. Blocher	56	—	Interim Chief Financial Officer and Interim Treasurer
Larry L. Enterline	67	III	Executive Chair of the Board
Richard Winters	57	—	President, Powered Vehicles Group
Christopher J. Tutton	46	—	President, Specialty Sports Group
Wesley E. Allinger	55	—	Executive Vice President, Cycling Business Unit, Specialty Sports Group
Dudley W. Mendenhall	65	I	Lead Independent Director
Thomas E. Duncan	55	III	Director
Elizabeth A. Fetter	61	I	Director
Jean Hlay	60	III	Director
Ted Waitman	70	II	Director

Executive Officers who are not Directors

Zvi Glasman first joined us in January 2008, prior to our initial public offering (IPO), as Chief Financial Officer of our subsidiary, initially as a consultant until his employment under the same title in September 2008. In connection with our IPO, which occurred in August 2013, we engaged Mr. Glasman to serve directly as our Chief Financial Officer, in addition to his position with our subsidiary. Mr. Glasman resigned as FOX's Chief Financial Officer effective November 1, 2019. Mr. Glasman continued his employment with the Company in a non-executive role during a transition period, which ended on February 28, 2020, to provide transition and support services. Prior to joining our subsidiary in 2008, Mr. Glasman served as Chief Financial Officer of Motive Eyewear, Inc., an eyewear supplier, from 2005 until 2008. From 2003 to 2005, he was Chief Financial Officer at Marshall & Swift, a software company focused on providing valuation solutions to the insurance and real estate industries, and from 2001 to 2003 he served as Chief Financial Officer of RealTimeImage Inc. ("RTI"), an internet infrastructure company providing imaging products and services for the graphic arts and medical communities. Mr. Glasman is an inactive CPA. He earned his Bachelor of Science degree in finance from Pennsylvania State University in 1985.

John E. Blocher has served as the Company's Interim Chief Financial Officer and Interim Treasurer since November 2019. Mr. Blocher joined the Company in 2012 as the Corporate Controller. He has also held the position of Vice President of Finance and Accounting, and has served as Senior Vice President, Finance of FOX. Prior to joining us, Mr. Blocher held a variety of executive financial positions at both private and public companies and has more than 20 years of corporate financial management experience. Mr. Blocher holds a Bachelor of Science degree in business administration and finance from California State University-Long Beach.

Richard Winters first joined us in October 2018 as Executive Vice President, Powered Vehicles Group and was later named President, Powered Vehicles Group on June 29, 2019. He most recently was Senior Vice President, Consumer Technology Group at Flex Ltd. (NASDAQ:FLEX) from 2017 to 2018. While at Flex Ltd., Mr. Winters also held roles as Senior Vice President Consumer Business Unit and Senior Vice President Consumer Design Engineering and Operations. Prior to joining Flex Ltd., he was Vice President of Global Operations for Sierra Wireless, a leader in WiFi interconnect modules serving B2B and automotive industries, from 2009 to 2013. Mr. Winters also served as Vice President of Operations at Ericsson for the CDMA division from 1999 to 2008 and Senior Director of Operations at Qualcomm from 1996 to 1999. Mr. Winters earned a Bachelor of Science degree from Regis University, Denver and an Executive Business degree from Stanford University.

Christopher J. Tutton joined the Company in April 2018 as President, Specialty Sports Group. Prior to serving in this role, he was President, Race Face & Easton Cycling from 2014 to 2018 after FOX acquired both Race Face Performance Products and Easton Cycling to form RFE Holdings Corp., a wholly-owned FOX subsidiary. From 2011 to 2014 Mr. Tutton restarted the Race Face brand by founding a new company under the Race Face Performance Products name. He remained in the dual role as President of Race Face and Director of OEM sales at Easton Bell Sports (EBS) until purchasing Easton Cycling from EBS in 2013. Mr. Tutton started his career in the cycling industry at Rocky Mountain Bicycles and Race Face Components in 1994, working his way through various levels of increasing responsibility at Race Face to become the Vice President through 2008.

Wesley E. Allinger has served as Executive Vice President, Cycling Business Unit, Specialty Sports Group of FOX since April 2018. Prior to this role, he was the Company’s Vice President & General Manager, Bicycle from 2014 to 2018, General Manager for the Company’s powersports division from 2007 to 2013, and Engineering Manager for FOX’s powersports division from 2001 to 2007. Prior to joining FOX Mr. Allinger served in various engineering capacities including Director of Engineering at RockShox from 1997 to 2001, and as an engineer at General Motors from 1989 to 1997 that included work associated with vehicle ride and handling and interior acoustics. Mr. Allinger also spent two years working for a structural consulting firm in Warren, Michigan. Mr. Allinger earned a Bachelor of Science in engineering from Oakland University, Rochester, Michigan in 1988.

Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers (or any nominees thereto).

Committees of the Board of Directors

The composition and responsibilities of each of the separately designated standing committees of our Board are described below. Members serve on these committees until their earlier death, resignation or removal.

Audit Committee. Our Audit Committee held four meetings during fiscal year 2019 and is currently comprised of Messrs. Mendenhall and Waitman and Ms. Hlay, with Mr. Mendenhall serving as Chair of the committee. Our Board has determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that Mr. Mendenhall is the “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of this committee include, among others:

•appointing, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;
•reviewing the scope of the audit by the independent registered public accounting firm;
•inquiring into the effectiveness of our accounting and internal control functions;
•assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices and our enterprise risk-management practices;
•approving, or pre-approving, all audit and all permissible non-audit services, other than de minimus non-audit services, to be performed by the independent registered public accounting firm; and
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.

Compensation Committee. Our Compensation Committee held four meetings in fiscal year 2019 and is currently comprised of Ms. Fetter, Ms. Hlay, and Mr. Mendenhall, with Ms. Fetter serving as Chair of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulations Section 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The functions of this committee include, among others:
•determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer, our other executive officers, and direct reports to the Chief Executive Officer, and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;
•evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;
•approving, periodically evaluating and proposing amendments to long-term incentive plans;
•evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs; and
•establishing or recommending policies with respect to compensation arrangements, including recoupment policies.

The Compensation Committee may delegate authority to the Chief Executive Officer to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers, subject to certain limitations.

        Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held three meetings in fiscal year 2019 and is currently comprised of Messrs. Duncan and Waitman and Ms. Fetter, with Mr. Duncan serving as Chair of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com/. The functions of this committee include, among others:
•interviewing, evaluating and recommending to our Board candidates for election as our directors, including nominations by stockholders;
•responsibility for matters relating to nomination of directors;
•maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;
•considering and assessing the independence of members of our Board;
•evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;
•evaluating the adequacy of our corporate governance practices and policies;
•reviewing and approving all related party transactions;
•developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Bylaws and Governance Guidelines;
•monitoring compliance with our Governance Guidelines;
•reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider; and
•reviewing and discussing with the Chief Executive Officer and reporting to our Board plans for executive officer development and corporate succession plans for the Chief Executive Officer and other executive officers.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of the Company during fiscal year 2019, was formerly an employee or officer of FOX or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table. Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee. For a description of the composition, authority and responsibilities of the Compensation Committee, see “Corporate Governance - Board of Directors, Executive Officers and Committees." Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “Committee,” we are referring to the Compensation Committee, and when we refer to “Named Executive Officers” or “NEOs," we are referring to the executives identified as Named Executive Officers in the Summary Compensation Table, who for fiscal year 2019, were:
•Michael C. Dennison, Chief Executive Officer
•Larry L. Enterline, Former Chief Executive Officer
•John Blocher, Interim Chief Financial Officer and Interim Treasurer
•Zvi Glasman, Former Chief Financial Officer and Former Treasurer
•Christopher J. Tutton, President, Specialty Sports Group
•Richard Winters, President, Powered Vehicles Group
•Wesley E. Allinger, Executive Vice President, Cycling Business Unit, Specialty Sports Group

Our compensation programs are designed with the general goals and objectives of creating a compensation program that:
•Attracts;
•Engages;
•Rewards for results; and
•Retains
individuals, in an effort to build a workforce that advances the interests of the Company and its stockholders.
In making compensation decisions for 2019, the Compensation Committee considered our prior year’s financial results, our operating strategy and goals, and took into account our Say-on-Pay results.
The Company performance metric we believe is most important to our stockholders is the same metric we used in determining performance-based compensation in 2019, adjusted EBITDA. We believe adjusted EBITDA directly correlates to stock price and is a good indicator of net income and cash flow health.
2019 Performance Highlights and Key Accomplishments
Record Financial Results
We delivered record financial results in fiscal year 2019. We benefited from consistent execution and favorable business fundamentals in our Powered Vehicles Group and in our Specialty Sports Group. Our broad-based growth led to annual sales and profitability well above our initial expectations.
FY2019 RESULTS

Sales	$751.0 million

Net income attributable to FOX stockholders	$93.0 million

Earnings per diluted share	$2.38

Non-GAAP adjusted net income*	$106.3 million

Adjusted earnings per diluted share*	$2.72

Adjusted EBITDA*	$146.2 million

* Reconciliations of non-GAAP measures provided in Annex A, attached hereto.

FY2019 Percentage Increases (Year over Year)
Strong Historical Financial Performance for Stockholders
Our record of strong performance is reflected in our one-, three- and five-year total stockholder returns ("TSRs") which significantly outperformed those of our peers.
Total Stockholder Return
* Represent annualized figures
** Based on compensation peer group discussed further under "Use of Market Data Analyses"

Key 2019 Accomplishments
On the Powered Vehicles Group side, more OEM vehicles are featuring FOX shocks, strengthening our presence in the off-road capable on-road vehicle market. New vehicles featuring FOX suspension include the all-new 2020 Jeep Gladiator Mojave, and the 2020 Toyota Sequoia TRD Pro. The 2020 Gladiator Mojave is designed to take on the extreme desert at high speeds, featuring six FOX suspension components, the most FOX products ever on a production vehicle. It is designed with and incorporates four FOX 2.5 Internal Bypass shocks and includes two of our bump stops that feature an internal floating piston that increases damping performance and bottom-out-control in the last few inches of travel. The Sequoia is the fourth model in Toyota’s TRD Pro lineup, and we are pleased that the entire TRD Pro lineup is on FOX.
In the automotive aftermarket, our Tuscany subsidiary launched the first ever Harley-Davidson edition GMC pickup truck. Tuscany worked closely with Harley-Davidson to create a vehicle that is distinctively Harley. The team drew inspiration from the Harley-Davidson Fat Boy model and included over 65, edition-specific components in the model 2020 truck. Honda recently announced two new, sport side-by-side models for 2021 that feature FOX Live Valve technology: the Talon 1000X and Talon 1000R. This was in response to customer requests for two-seat models featuring electronic suspension after the launch of the four-seat version with Live Valve last year, the Talon 1000X-4.
On the Specialty Sports Group side, momentum continues on the back of a strong model year 2019 product portfolio. Our products have been well received by our OEM and our aftermarket customers.
FOX was named the number one fork and shock by the readers of VitalMTB. Our Live Valve technology-enabled products took home the Eurobike Gold Award, won the Design & Innovation Award, and were named Gear of the Year by Bicycling Magazine. The Marzocchi Bomber Z2 suspension fork was named Value Product of the Year by Pinkbike and rated as a Must Buy product by Mountain Bike Magazine in Germany. In the Bike Magazine Readers’ Awards, Race Face was voted the number one brand in bars and stems for traditional and e-mountain bikes. Our sponsored athletes earned 14 Enduro World Series podiums at four EWS rounds, 40 UCI MTB World Cup podiums at five events, 14 podiums at Crankworx Whistler, and 7 podiums at the UCI MTB World Championships in Quebec, Canada.
As previously announced, the Company’s subsidiary, Fox Factory, Inc., entered into a Stock Purchase Agreement, dated February 11, 2020, with Southern Rocky Holdings, LLC (the "Seller") and SCA Performance Holdings, Inc. (the "Target"). On March 11, 2020, Fox Factory, Inc. completed its acquisition of all of the outstanding equity interests of the Target from the Seller. As a result, Fox Factory, Inc. paid to the Seller approximately $328 million, excluding vehicle inventory and $13 million of contingent, performance-based retention incentives for key management of the Target payable over the next two years.
Key Management and Governance Developments
On June 29, 2019, our Chief Executive Officer, Larry L. Enterline, retired from the role of Chief Executive Officer after eight years with the Company, and became Executive Chair of the Board. Concurrently, Michael C. Dennison, FOX’s former President, Powered Vehicles Group, became Chief Executive Officer and remained a director on the Board of Directors. Upon the appointment of Mr. Enterline to Executive Chair, Dudley W. Mendenhall transitioned from Chair of the Board of Directors to Lead Independent Director. The implementation of such succession planning was the result of careful planning and consideration by the Board and the Nominating and Corporate Governance Committee, which undertakes an annual assessment of our CEO succession plan in accordance with our Corporate Governance Guidelines. The Board believes the succession plan resulted in a seamless transition of leadership from Mr. Enterline to Mr. Dennison. Mr. Enterline has stayed with FOX as Executive Chair of the Board to continue to work with Mr. Dennison, the Board, and our FOX management team on strategy and business development initiatives.
After more than 10 years with FOX, Zvi Glasman resigned from his role as the Company’s Chief Financial Officer and Treasurer effective November 1, 2019. In connection with Mr. Glasman’s resignation, the Board appointed John Blocher, who has been with FOX since 2012 and recently served as Senior Vice President, Finance of the Company, as the Company’s Interim Chief Financial Officer and Interim Treasurer effective November 2, 2019.

Key Compensation Decisions for Fiscal Year 2019

•Base Salary. During fiscal year 2019, Michael Dennison received a 32.4% increase in base salary in connection with his promotion to Chief Executive Officer, John Blocher received a 5.3% increase in base salary in connection with his promotion to Interim Chief Financial Officer and Interim Treasurer, Richard Winters received a 12.9% increase in base salary in connection with his promotion to President, Powered Vehicles Group, Christopher J. Tutton received an 8.3% merit increase in base salary, and Wesley E. Allinger received a 4.3% merit increase in base salary.
•Annual Performance-Based Cash Bonuses. Excluding promotional increases, target incentives, as a percentage of base salary, for NEOs remained flat year over year.
•The Company and Group Performance Bonus portion of the Cash Bonuses were paid at an amount reflecting approximately 103% of Company Target Adjusted EBITDA set by the Board. The Board set Company Target Adjusted EBITDA at $142.8 million for fiscal year 2019.
•Equity Incentive Compensation. The Committee awards equity compensation that vest over several years in order to promote long-termism. Based on the Company’s performance in fiscal year 2018 and after consideration of prior equity-based awards still outstanding, five of our NEOs received equity-based awards under the terms of the 2013 Omnibus Plan in fiscal year 2019. Neither Mr. Enterline nor Mr. Glasman received grants of equity-based awards in fiscal year 2019, in light of the grants each received in 2017 and consistent with the Company’s historical practice, established at the time of its initial public offering (IPO), of providing front-loaded equity grants to such individuals.

Mix of Elements of Compensation for Fiscal Year 2019

For fiscal year 2019, the mix of the key elements of compensation our Named Executive Officers were eligible to receive at target levels was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table):

Name	Base Salary %	Annual Performance-Based Cash Bonuses % (AT TARGET)	Fair Value of Restricted Stock Granted %
Michael C. Dennison	29%	21%	50%
Larry L. Enterline	67%	33%	—%
John Blocher	39%	15%	45%
Zvi Glasman	67%	33%	—%
Richard Winters	35%	17%	48%
Christopher J. Tutton	34%	17%	49%
Wesley E. Allinger	41%	16%	42%

Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target short- and long-term incentive compensation (where applicable) grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. We tie all annual Cash Bonuses for our NEOs to adjusted EBITDA targets because we believe adjusted EBITDA is the most important metric to our stockholders, since it directly correlates to stock price and is a good indicator of net income and cash flow health. For the majority of our NEOs annual Cash Bonuses are the only portion of their compensation that is directly tied to a performance metric. However, the Committee takes into account Company performance when determining the number of RSUs to be awarded to our Named Executive Officers (making such compensation “at-risk” to the performance of the Company).

The graphics below illustrate the mix of fixed and incentive compensation opportunities at target we provided to our Chief Executive Officer and other current NEOs for fiscal year 2019.
*Reflects Mr. Dennison who was appointed as our Chief Executive Officer on June 29, 2019.

Highlights of Executive Compensation Practices

What We Do	What We Do Not Do
✓ Pay for Performance	œ Hedging Transactions
The Company ties pay to performance, as evidenced in in the above “Mix of Elements of Compensation for fiscal year 2019,” where compensation not tied to performance, only makes up an average of 41% of the compensation mix for the Named Executive Officers.
Insiders are prohibited from engaging in hedging transactions with respect to the Company's shares of common stock, in accordance with the Company’s Insider Trading Policy. See "Hedging and Pledging Policy" on page 26 for a more thorough discussion of the Company's hedging and pledging policies.
✓ Use of Market Data	œ Short-Term Trading
The Company uses market data analyses to ensure executive and directors receive competitive compensation opportunities.	Insiders are prohibited from short-term trading in the Company's shares of common stock, other than when such shares are acquired as a result of stock option exercise or other employee benefit plans, in accordance with the Company’s Insider Trading Policy.
✓ Clawback Policy	œ Recycle Stock Awards
The Company maintains a Clawback Policy, allowing the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers upon restatement or misstatement of financial results, or as required by law.	The Company amended the 2013 Omnibus Plan in 2017 to remove the ability to recycle any shares underlying outstanding awards that are ultimately settled for cash.
✓ Independent Compensation Consultant	œ Reprice Awards
In fiscal year 2019, Aon, an independent compensation consultant, was engaged for a variety of purposes including undertaking a review of the Company's peer group.	Except in connection with a corporate transaction or event requiring an adjustment under the terms of the 2013 Omnibus Plan, the terms of outstanding equity awards may not be amended to reduce the exercise price of options or the grant price of stock appreciation rights, or cancel options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price or grant price, that is less than the exercise price of the original options or grant price of the original stock appreciation rights, as applicable, without stockholder approval.
✓ Double-Triggers for Cash Severance
Mr. Enterline’s and Mr. Glasman’s Employment Agreements require a “double trigger” for cash severance in the event of a change of control. No other Employment Agreements provide for additional severance payments in the event of a change of control. See “Employment Agreements” section below for additional information.
✓ RSU Awards to Promote Long-Termism
The Company awards restricted stock units, with long vesting periods, which are forfeited up termination from employment, in order to promote long-termism.

Oversight of Executive Compensation

The Compensation Committee
The Committee has sole responsibility for all elements of Named Executive Officer and director compensation. The Committee meets in executive session without the Chief Executive Officer to determine his compensation. The Committee evaluates the performance of the Chief Executive Officer against goals and objectives reviewed and approved by the Committee. The Committee also reviews the performance evaluation of all other Named Executive Officers, which are provided by the Chief Executive Officer. The Committee receives recommendations from the Chief Executive Officer as to compensation of other Named Executive Officers, and the Chief Executive Officer participates in Committee discussions regarding the compensation of such officers. The Committee operates pursuant to a written charter, which is available on our website at: http://investor.ridefox.com/.
Each year, the Committee reviews the Company’s total compensation program to ensure that it is designed to achieve the Company’s compensation objectives. In conducting its annual review, the Committee considers information provided by our human resources staff, often including information from independent compensation consultants and compensation data service providers.
While the Committee has the authority, in its sole discretion, to retain independent compensation consultants, it is usually the human resources staff of the Company, upon recommendation from the Committee, which periodically retains independent compensation consultants to provide surveys and reports containing competitive market data with respect to certain executive officers, directors and types of compensation.
Compensation Consultant
For compensation-related decisions in fiscal year 2019, the services of Aon, as independent executive compensation consultant, were engaged to advise the Committee on compensation matters related to the executive and director compensation programs. In fiscal year 2019, Aon assisted the Committee with, among other things:
•executive and director market pay analysis;
•reviewing and making changes to the compensation peer group (as discussed below);
•development of executive and director pay programs;
•assisting with the Compensation Discussion and Analysis disclosures; and
•providing compensation governance advisory services.
Aon reported to the Compensation Committee and the human resources staff and had direct access to the members of the Compensation Committee. The Compensation Committee conducted a specific review of its relationship with Aon in 2019, and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest. Aon’s work has conformed to the independence factors and guidance provided by the Dodd Frank Act, the SEC and the NASDAQ.
Use of Market Data Analyses
During fiscal year 2019, Aon was retained to assist with reviewing and updating the Company's peer group to ensure that all peers remain appropriate for go-forward market comparisons for fiscal year 2020.
Aon’s review took into account revenue size, as well as FOX’s own GICS industry code, and broader related industry/company groupings such as leisure and high-value brand names. Similar criteria were used by Aon for comparison to propriety survey data. Based upon such evaluation it was proposed that American Outdoor Brands Corporation, Badger Meter, Inc., Briggs & Stratton Corporation, Douglas Dynamics Inc., Energizer Holdings Inc., Gentherm Incorporated, Malibu Boats Inc., Marine Products Corporation, Motorcar Parts of America Inc., Movado Group Inc., Standex International Corporation, Superior Industries International Inc., and Vera Bradley Inc. be removed from the Company’s peer group, and Aerojet Rocketdyne Holdings Inc., Albany International Corp., Brooks Automation Inc., Chart Industries Inc., Deckers Outdoor Corporation, LCI Industries, Littelfuse Inc., Mercury Systems Inc., Monro Inc., Novanta Inc., Steven Madden Ltd., Wolverine World Wide Inc., and YETI Holdings Inc. should be added to the Company's peer group, going forward.

The Committee approved the changes to the Company’s peer group believing that such adjustments and resulting peer group bring the market comparators in line with the Company’s projected size, and maintains a robust group. The Company’s revenue is in line with the new peer group median, while market cap is in the upper quartile due to significant stock price growth relative to the Company’s revenue size.
For the purpose of setting fiscal year 2019 executive compensation, the following 2018 peer group before Aon's review was used:

Acushnet Holdings Corp.	American Outdoor Brands Corporation	Badger Meter, Inc.
Briggs & Stratton Corporation	Callaway Golf Company	Dolby Laboratories, Inc.
Dorman Products, Inc.	Douglas Dynamics, Inc.	Energizer Holdings, Inc.
Gentex Corporation	Gentherm Incorporated	Helios Technologies
iRobot Corporation	Johnson Outdoors, Inc.	Malibu Boats, Inc.
Marine Products Corporation	Motorcar Parts of America, Inc.	Movado Group, Inc.
RBC Bearings Incorporated	Standex International Corporation	Sturm, Ruger & Company, Inc.
Superior Industries International, Inc.	Vera Bradley, Inc.

In 2019, Aon was also engaged to perform executive and director pay analysis based on the Company's new peer group. In addition, in fiscal year 2019, the human resources staff purchased subscriptions to financial and executive compensation databases to obtain market data, including a subscription to the Economic Research Institute ("ERI"), a leading third-party compensation data provider. Utilizing the data provided by ERI, the human resources staff reviewed the compensation of executives of peer group companies based on a number of criteria including, but not limited to: (i) geography, (ii) revenue, (iii) growth rate, (iv) types of products, and (v) adjusted EBITDA. The scope of ERI’s services to the Company during fiscal year 2019 was limited to providing access to its database to the human resources staff. The human resources staff also frequently monitors public sources known within the industry to keep up to date on market trends.
The human resources staff uses the various surveys and reports it obtains from the independent compensation consultants, the compensation databases, and publicly available sources to make recommendations to the Committee concerning executive compensation. When creating its recommendation, the human resources staff analyzes market data regarding the compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options and RSUs. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The surveys that our human resources staff reviews may also show percentile compensation levels for various executive positions with comparable job responsibilities. The human resources staff does not make recommendations based on any particular percentile, and market data is only one of many factors that the human resources staff considers in the making recommendations regarding executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future potential contributions, succession planning, retention strategies, budget considerations and the Company’s performance. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation.
Risk Assessment
In formulating and evaluating material elements of compensation available to Named Executive Officers, both the Committee and our human resources staff take into consideration whether any such programs may encourage excessive risk-taking behavior. Based on such review, the Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In making such determination the Committee took into consideration the many design features that mitigate the likelihood of inducing excessive risk-taking behavior. In particular, the Committee believes that our use of RSU awards as the primary equity feature in our compensation program, as outlined below, minimizes risks that the Named Executive Officer’s short-term interests may not align with longer-term interests of stockholders. Additionally, the Committee believes the Company’s Clawback Policy, which allows the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers upon restatement or misstatement of financial results, or as required by law, discourages excessive risk taking by executives.

Say-on-Pay Outcome and Stockholder Outreach Efforts
We value stockholders' perspectives regarding our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2019, we received approximately 99% stockholder support for our Say-on-Pay proposal.
We conducted a formal stockholder outreach program in preparation for our May 2019 Say-on-Pay proposal. During all stockholder outreach meetings, the Company sought input on its executive compensation program, as well as emerging topics of expressed stockholder interest, such as environmental, social and governance issues (“ESG”). We received many supportive and positive comments on the Company’s direction (both from a business growth and governance perspective).

While stockholders had varying perspectives, a few common themes emerged. The following chart summarizes what we heard and our responses:

What We Heard	Our Response

Stockholders expressed to us that they are focused on gender diversity in the boardroom.	The Nominating and Corporate Governance Committee has a formal Diversity Policy, and 40% of our independent directors are women.

Stockholders encouraged us to enhance our ESG disclosure practices.
Our efforts on ESG are described in the Corporate Social Responsibility section of this Proxy Statement. The Board has approved a number of amended policies including the Anti-Corruption Policy, the Environmental and Energy Policy and Practices and Insider Trading Policy. Each of these policies is posted on our website: http://investor.ridefox.com/corporate-governance.

Stockholders asked us about our human capital management approach, as well as succession planning.
The Board concluded a rigorous management succession planning process which is described in the Board’s letter as well as in the Executive Summary section of this Proxy Statement. The Company has also built a robust HR program to build growth opportunities for its employees and engages in succession planning for roles that are below the management ranks, a process which the Board also discusses with HR executives.

Stockholders voiced their preference for performance-based incentive plans without introducing complexity to the plan design.	The Compensation Committee uses adjusted EBITDA as a key performance metric in the incentive plans, as adjusted EBITDA is primarily used to evaluate the performance of the Company and management’s execution of strategy. The Committee also took into consideration that adjusted EBITDA is a useful proxy for cash flow, an important measure to prioritize for stockholder value creation.

Stockholders asked us why we don’t use a measure that includes the impact of capital allocation.	While the Company's adjusted EBITDA measure does not specifically contain a formal efficiency-of-capital element, adjusted EBITDA is derived from our formal annual operating plan which includes a rigorous method for approving capital investments. We believe that our focus on adjusted EBITDA as the primary incentive plan metric is helping us to drive our strong return on invested capital (ROIC) performance. FOX's 3-year GAAP ROIC was 21% as of year-end 2019.

Stockholders asked us whether we will continue to rely on front-loaded equity awards for the long-term incentive plan.	The Company has only been public for approximately five years, and was previously owned by a private equity sponsor who utilized front-loaded grants for retention purposes in connection with the IPO. Though front-loaded equity awards are typical for private equity sponsored companies, the Compensation Committee is evaluating how to reflect stockholder feedback as it contemplates future awards. The Company has already begun limiting the use of front-loaded equity awards to a smaller number of participants, however in certain circumstances believes their use may continue to be appropriate.

Stockholders asked us about our cybersecurity risk oversight.	The Board oversees and regularly reviews the Company’s management of material risks, including cybersecurity, which are regularly identified, managed, and reported to senior management and the Board. The Company has integrated IT security into corporate risk metrics and implemented a General Data Protection Regulation (GDPR) compliance regime.

Stockholders asked about certain governance improvements that they can expect (e.g., declassification of the Board, majority voting).	While our governance profile on stockholder rights is within industry practice for a company that became publicly listed approximately five years ago, the Board routinely discusses the evolution of certain governance structures as the Company further matures. The Board takes a proactive approach on diversity, human capital management, culture and ESG, and in its discussions regarding the Company’s governance evolution the Board affords the stockholder feedback weight.

We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our Proxy Statement and other SEC filings. We have also worked to expand and enhance our public disclosure around the topics of interest to our stockholders during these discussions.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)"), generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. In connection with fiscal year 2017 compensation decisions, the Committee considered the potential tax deductibility of executive compensation under Section 162(m) under pre-TCJA guidance and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The TCJA includes a transition relief rule pursuant to which the changes to Section 162(m) under the TCJA, including the elimination of the exception for qualified “performance-based” compensation, will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, we expect to take advantage of this transition relief rule whenever possible. Because of uncertainties as to the application and interpretation of the transition relief rule, however, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, and not modified following such date, will meet the requirements of the transition relief rule.

Elements of Our Compensation Program

Our executive compensation program is designed to achieve our goals and objectives through rewarding our executives appropriately for their contributions to corporate growth, seeking to retain our executives and encouraging our executives’ active engagement in their roles. Our executive compensation program consists of the following elements:

Base salary
Performance-based cash bonus (based, in whole or in part, on financial performance of the Company as well as individual performance)
Awards of RSUs (subject to the discretion of the Committee)
Minimal benefits and perquisites

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally.

Base Salaries. We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year and sustained performance. The purpose of the base salary is to reflect job responsibilities, value to us and competitiveness of the market. Salaries for our Named Executive Officers are determined by the Committee based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions, the expertise of the individual executive, the competitiveness of the market for the executive’s services, and, for all Named Executive Officers other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. The Committee believes that the base salary of each of the Named Executive Officers is, particularly in light of each of their total compensation packages, competitive with the market.

The following table summarizes base salaries for our Named Executive Officers approved by the Committee for fiscal year 2019, as well as the base salary percentage increase over fiscal year 2018 base salaries:

Name of Executive Officer		Title	2019	2019
			Base Salary	Base Salary Increase (%)
Michael C. Dennison		Chief Executive Officer	$662,000	32.4%
Larry L. Enterline	(1)	Former Chief Executive Officer	750,000	—%
John Blocher		Interim Chief Financial Officer and Interim Treasurer	260,000	5.3%
Zvi Glasman	(2)	Former Chief Financial Officer and Former Treasurer	378,000	4.1%
Richard Winters		President, Powered Vehicles Group	350,000	12.9%
Christopher J. Tutton		President, Specialty Sports Group	325,000	8.3%
Wesley E. Allinger		Executive Vice President, Cycling Business Unit, Specialty Sports Group	292,000	4.3%
(1) Mr. Enterline resigned as Chief Executive Officer and transitioned to the role of Executive Chair of the Board on June 29, 2019.
(2) Mr. Glasman resigned as Chief Financial Officer effective November 1, 2019. Mr. Glasman continued his employment with the Company in a non-executive role during a transition period, which ended on February 28, 2020, providing transition and support services.

        During fiscal year 2019, Michael Dennison received a 32.4% increase in base salary in connection with his promotion to Chief Executive Officer, John Blocher received a 5.3% increase in base salary in connection to his promotion to Interim Chief Financial Officer and Interim Treasurer, Zvi Glasman received a 4.1% merit-based increase in base salary, Richard Winters received a 12.9% increase in base salary in connection with his promotion to President, Powered Vehicles Group, Christopher J. Tutton received an 8.3% merit increase in base salary, and Wesley E. Allinger received a 4.3% merit increase in base salary.

Annual Performance-Based Cash Bonuses. Our practice is to award annual performance-based cash bonuses (each a “Cash Bonus”) to the Named Executive Officers, in accordance with the underlying formulas set forth in the Employment Agreements of each Named Executive Officer. The underlying factors for determining the amount of the Cash Bonuses vary among the Named Executive Officers. For fiscal year 2019, Mr. Enterline, Mr. Blocher, and Mr. Glasman were eligible to receive a Cash Bonus based only on the Company’s achievement of Company Target Adjusted EBITDA (as defined below) (a “Company Performance Bonus”). Mr. Enterline received a pro-rated Company Performance Bonus for the portion of the fiscal year 2019 during which he served as Chief Executive Officer. Mr. Winters, Mr. Tutton, and Mr. Allinger were eligible to receive a Cash Bonus comprised of three parts (1) a Company Performance Bonus, (2) a Cash Bonus based on the group of which the executive is a part achieving Group Target Adjusted EBITDA (as defined below) (the “Group Performance Bonus”), and (3) the executive’s achievement of certain individual performance ratings (the “Rating Bonus”). Mr. Dennison was eligible to receive a Company Performance Bonus and pro-rated Group Performance Bonus and Rating Bonus for the portion of the fiscal year 2019 during which he served as President, Powered Vehicles Group. However, no Named Executive Officer was eligible to receive a Cash Bonus if the Company’s actual Adjusted EBITDA for fiscal year 2019 was under 90% of Company Target Adjusted EBITDA. Additionally, in order to encourage and reward longevity, the Named Executive Officers are not entitled to any Cash Bonus unless the Company employs the Named Executive Officer on the day on which the Company actually pays the Cash Bonuses to its executives. In cases where the Company significantly outperforms targets, including at the Maximum Level, no additional compensation is awarded.

With respect to each Cash Bonus, “Company Target Adjusted EBITDA” means, for each fiscal year, the Adjusted EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year and “Group Target Adjusted EBITDA” means, for each fiscal year, the Group Adjusted EBITDA set forth in the operating budget of the Company, as approved by the Board, for the particular year. For fiscal year 2019, Company Target Adjusted EBITDA was set at $142.8 million. During 2019, Management and the Committee determined that Group Target Adjusted EBITDA is not readily determinable due to certain shared functions. As such, the Group Performance bonus was calculated using the Company adjusted EBITDA attainment of 103% of target for both the Powered Vehicle Group and the Specialty Sports Group. “Adjusted EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Company on a consolidated basis, calculated in accordance with generally accepted accounting principles and applied on a consistent basis. The amount of Cash Bonus ultimately awarded is derived from different formula’s in each Named Executive Officer’s Employment Agreement for each of the following performance goal levels: “Minimum Level” (90% of Target Adjusted EBITDA to Target Adjusted EBITDA), “Target Level” (Target Adjusted EBITDA to 110% of Target Adjusted EBITDA) and “Maximum Level” (Greater than 110% of Target Adjusted EBITDA).
2019 Targets

	Target Adjusted EBITDA	Actual Adjusted EBITDA	% of Target
Company	$142.8	$146.2	103%

Company and Group Performance Bonus

        The table below provides the Company Performance Bonus each of our Named Executive Officers were eligible to receive based on the Minimum Level, Target Level and Maximum Level of achievement of Company Target Adjusted EBITDA in fiscal year 2019 based on the formulas outlined in their employment agreements and the amount of Company Performance Bonus our Named Executive Officers actually received with respect to the fiscal year 2019 performance. As a result of their roles within the Company, in particular the groups of the Company of which they are a part, Messrs. Dennison, Winters, Tutton, and Allinger were also eligible to receive a Group Performance Bonus based on the formulas outlined in their employment agreements and the attainment of Group Target Adjusted EBITDA. During 2019, Management and the Committee determined that Group Target Adjusted EBITDA is not readily determinable due to certain shared functions. As such, the Group Performance bonus was calculated using the Company adjusted EBITDA attainment of 103% of target for both the Powered Vehicle Group and the Specialty Sports Group.

	Minimum Level (1)	Target Level (2)	Maximum Level (3)	Amount of 2019 Company and Group Performance Bonus (4)
Michael C. Dennison	$229,050	$458,099	$687,149	$526,814	(5)
Larry L. Enterline	186,986	373,973	560,959	430,068	(6)
John Blocher	34,883	69,767	104,650	80,232	(7)
Zvi Glasman	94,500	189,000	283,500	217,350	(8)
Richard Winters	70,000	140,000	210,000	161,000	(9)
Christopher J. Tutton	65,000	130,000	195,000	149,500	(10)
Wesley E. Allinger	46,720	93,440	140,160	107,456	(11)
(1) Assumes 90% of Company Target Adjusted EBITDA is achieved.
(2) Assumes Company Target Adjusted EBITDA is achieved.
(3) Assumes 110% of Company Target Adjusted EBITDA is achieved.
(4) Based on the achievement of 103% of Company Target Adjusted EBITDA in fiscal year 2019.
(5) Mr. Dennison received a Company and Group Performance Bonus at 103% of Target achievement equal to 69% of his base salary as President, Powered Vehicles Group and a Company Performance Bonus at 103% of Target achievement equal to 103.5% of his base salary as Chief Executive Officer. His bonuses were prorated based on the date of his promotion to Chief Executive Officer.
(6) Mr. Enterline received a Company Performance Bonus at the 103% of Target achievement equal to 115% of his base salary as Chief Executive Officer prorated based on his resignation date.
(7) Mr.Blocher received a Company Performance Bonus at 103% of Target achievement equal to 32.2% of his base salary prorated based on the date of his promotion to Interim Chief Financial Officer and Interim Treasurer.

(8) Mr. Glasman received a Company Performance Bonus at 103% of Target achievement equal to 57.5% of his base salary.
(9) Mr. Winters received a Company and Group Performance Bonus at 103% of Target achievement equal to 46% of his base salary.
(10) Mr. Tutton received a Company and Group Performance Bonus at 103% of Target achievement equal to 46% of his base salary.
(11) Mr. Allinger received a Company and Group Performance Bonus at 103% of Target achievement equal to 36.8% of his base salary.

Rating Bonus

        Messrs. Dennison, Blocher, Winters, Tutton, and Allinger were also entitled to a Rating Bonus in an amount based on predetermined matrices, if determined by the Committee, in its sole discretion, that the executive achieved a certain individual rating. The table below provides the Minimum and Maximum Rating Bonus Messrs. Dennison, Blocher, Winters, Tutton, and Allinger were eligible to receive based on fiscal year 2019 performance based on the formulas outlined in their employment agreements and the amount of Rating Bonus Messrs. Dennison, Blocher, Winters, Tutton, and Allinger actually received with respect to fiscal year 2019 performance:

Name	Minimum Rating Bonus	Maximum Rating Bonus	Amount of 2019 Rating Bonus
Michael C. Dennison	$18,699	$56,096	$56,096	(1)
John Blocher	14,950	44,850	44,850	(2)
Richard Winters	17,500	52,500	52,500
Christopher J. Tutton	16,250	48,750	42,250
Wesley E. Allinger	11,680	35,040	29,200
(1) Mr. Dennison's bonus was prorated based on the date of his promotion to Chief Executive Officer.
(2) Mr. Blocher's bonus was prorated based on the date of his promotion to Interim Chief Financial Officer and Interim Treasurer.

Aggregate Cash Bonuses

The table below provides the aggregate Cash Bonus amounts earned by each Named Executive Officer in respect of fiscal year 2019 performance, comprised of a Company Performance Bonus, a Group Performance Bonus and a Rating Bonus, as applicable:

Name	Company and group Performance Bonus	Rating Bonus	Additional Bonus (4)	Aggregate Cash Bonus
Michael C. Dennison	$526,814	$56,096	$90,000	$672,910	(1)
Larry L. Enterline	430,068	N/A	37,398	467,466	(2)
John Blocher	80,232	44,850	16,976	142,058	(3)
Zvi Glasman	217,350	N/A	—	217,350
Richard Winters	161,000	52,500	14,000	227,500
Christopher J. Tutton	149,500	42,250	13,000	204,750
Wesley E. Allinger	107,456	29,200	9,344	146,000
(1) Mr. Dennison's bonus was prorated based on the date of his promotion to Chief Executive Officer.
(2) Mr. Enterline's bonus was prorated based on the date of his resignation from Chief Executive Officer.
(3) Mr. Blocher's bonus was prorated based on the date of his promotion to Interim Chief Financial Officer and Interim Treasurer. The amount shown under Additional Bonus includes an Interim Role Bonus of $10,000 for serving in the role through January 3, 2020 in accordance with Mr. Blocher's employment agreement.
(4) Discretionary Bonus approved by the Compensation Committee.

Equity-Based Awards. The Committee believes equity awards are another important component of executive compensation and serve to better align the interests of our executives with those of our stockholders. The Company awards restricted stock units, with long vesting periods, which are forfeited upon termination from employment, in order to promote long-termism. In determining whether to grant RSUs to certain NEOs, the Committee reviews its historical practice with respect to granting equity awards to such individuals. At the time of the Company’s IPO, at which time the Company was majority owned by a private equity sponsor, the Committee awarded a front-loaded grant of RSUs that vested over four years to each of Mr. Enterline and Mr. Glasman for retention purposes, in an effort to maintain consistent leadership. In order not to overcompensate such individuals going forward, the Company maintained its historical practice of issuing front-loaded grants of RSUs to Mr. Enterline and Mr. Glasman, dependent on Company performance. Though front-loaded equity awards are typical for private equity-sponsored companies, the Committee considered stockholder feedback and has already begun limiting the use of front-loaded equity awards to a smaller number of participants; however, in certain circumstances the Committee believes their use may continue to be appropriate. The Committee primarily utilizes RSUs as compared to other types of equity awards because of their simplicity for the recipient, their ability to serve as a retention tool and their ability to keep value. The Committee approves equity awards under our 2013 Omnibus Plan.

Time-Based RSU Awards

The Committee believes time-based RSU awards serve as a retention incentive for the Named Executive Officers. In August 2019, the Committee approved grants of time-based RSU awards to Mr. Dennison (15,314 RSUs), Mr. Blocher (3,966 RSUs), Mr. Winters ( 6,279 RSUs), Mr. Tutton ( 6,279 RSUs), and Mr. Allinger ( 3,966 RSUs). Such awards vest over four years (25% each year), and only vest if the employee remains with the Company at the time of vesting. In determining the amount of these awards, the Committee considered primarily the executive’s position and level of responsibility within our Company, the retention and long-term incentive value of the award, the amounts of past awards that had not yet vested, and the prior granting practices outlined above.

Performance-Based RSU Awards

In February 2017, the Committee approved a performance-based RSU award to Mr. Enterline of 166,700 RSUs. Vesting of the award is tied to achievement by the Company of $5,000,000 of adjusted EBITDA, measured for each of the 12-month performance periods ending on December 29, 2017, December 28, 2018, and January 3, 2020. The shares earned under the award vest in three equal annual installments, subject to the achievement of the aforementioned performance goal, certified by the Committee, and Mr. Enterline’s continued employment with the Company, as an incentive for Mr. Enterline to remain with the Company. The Committee considered Section 162(m) under pre-TCJA guidance when making such grant and utilized performance criteria out of a desire to make payouts under the award deductible. The third and final installment of this award vested in February 2020, following the certification by the Committee of the performance goal of $146.2 million. The second installment of this award vested in February 2019, following the certification by the Committee of the performance goal, as consolidated adjusted EBITDA for the Company for the performance period was $124.6 million. The first installment of this award vested in February 2018, following the certification by the Committee of the performance goal, as consolidated adjusted EBITDA for the Company for the performance period was $93.8 million.
        Retirement Plans. The Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our executive officers based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the Named Executive Officers. For all eligible employees, including our Named Executive Officers, the Company provides a 401(k) plan. The 401(k) plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. The Company makes matching contributions for all participants each year equal to 50% of their pre-tax contributions up to 3% of their total eligible compensation. The Company’s matching contributions for fiscal year 2019 to the accounts of the Named Executive Officers under the tax-qualified and nonqualified plans are included in the “All Other Compensation” column in the Summary Compensation Table.

Health and Welfare Benefits
        Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, group life and disability insurance plans, in each case on the same basis as other employees.

Perquisites and Personal Benefits

        We reimburse our Named Executive Officers for reasonable travel and lodging expenses incurred in connection with their employment. We also pay certain premiums for term life insurance and accidental death and dismemberment for all of our employees, including all of our Named Executive Officers.

Pension Benefits and Non-Qualified Deferred Compensation

        None of our Named Executive Officers participates in, or has account balances in, tax-qualified or non-qualified defined benefit plans sponsored by us.

Summary Compensation Table - Fiscal Year 2019, 2018, and 2017
The following table sets forth certain information with respect to the compensation earned by our Named Executive Officers for the fiscal years ended January 3, 2020, December 28, 2018 and December 29, 2017:

Name and Principal Position		Year	Salary		Non-equity incentive plan compensation (2)		Stock awards (3)	All other compensation		Total
Michael C. Dennison	(12)	2019	$574,769		$672,910	(4)	$1,158,504	$26,744	(5)	$2,432,927
Chief Executive Officer		2018	175,833		188,014		1,114,016	840		1,478,703
		2017	—		—		—	—		—
Larry L. Enterline	(12)	2019	588,462		467,466		—	16,097	(6)	1,072,025
Former Chief Executive Officer		2018	750,000		1,125,000		—	58,904		1,933,904
		2017	750,000		1,125,000		4,500,900	89,471		6,465,371
John Blocher	(13)	2019	245,808		142,058		300,028	23,314	(7)	711,208
Interim Chief Financial Officer and Interim Treasurer		2018	—		—		—	—		—
		2017	—		—		—	—		—
Zvi Glasman	(13)	2019	373,962	(1)	217,350		—	42,700	(8)	634,012
Former Chief Financial Officer and Former Treasurer		2018	359,500	(1)	272,250		—	56,822		688,572
		2017	344,970	(1)	262,500		1,501,200	63,325		2,171,995
Richard Winters		2019	328,462		227,500		475,006	38,086	(9)	1,069,054
President, Powered Vehicles Group		2018	—		—		—	—		—
		2017	—		—		—	—		—
Christopher J. Tutton		2019	325,000	(1)	204,750		475,006	9,571	(10)	1,014,327
President, Specialty Sports Group		2018	287,611	(1)	219,000		635,075	9,924		1,151,610
		2017	—		—		—	—		—
Wesley E. Allinger		2019	288,769	(1)	146,000		300,028	19,464	(11)	754,261
Executive Vice President, Cycling Business Unit, Specialty Sports Group		2018	275,846	(1)	168,000		462,175	19,436		925,457
		2017	255,765	(1)	154,800		269,150	16,361		696,076

(1)Reflects merit-based increases for fiscal years 2019, 2018 and 2017 approved by the Compensation Committee.
(2)Amounts in this column represent cash performance bonuses earned for fiscal years 2019, 2018 and 2017 by the respective Named Executive Officer pursuant to the employment agreements with the Named Executive Officer. Cash performance bonuses were awarded to our Named Executive Officers based on the achievement of specified Company performance metrics and the achievement of individual performance goals. See the narrative disclosures and the "Grants of Plan-Based Awards Table" below for additional information.
(3)Amounts in this column represent the aggregate grant date fair value of restricted stock units issued computed in accordance with FASB ASC Topic 718 pursuant to the 2013 Omnibus Plan.
(4)Mr. Dennison's bonus shown is prorated based on the date of his promotion to Chief Executive Officer. His non-equity incentive plan compensation amount consists of $228,123 related to Mr. Dennison's bonuses as President, Powered Vehicles Group and $354,787 related to his Company Performance Bonus as Chief Executive Officer.
(5)Consists of $12,375 travel expenses, $7,369 medical and dental plan premiums, and $7,000 in other benefits.
(6)Consists of $7,298 medical and dental plan premiums and $8,799 in other benefits.
(7)Consists of $17,171 medical and dental plan premiums and $6,143 in other benefits.
(8)Includes $12,633 medical and dental plan premiums, and $8,979 in other benefits.
(9)Consists of $15,694 travel expenses, $4,193 lodging expenses, $12,616 paid for medical and dental plan premiums and $5,583 in other benefits.
(10)Consists of $6,302 travel expenses and $3,042 paid for medical and dental plan premiums.
(11)Consists of $12,616 medical and dental plan premiums and $6,848 in other benefits.
(12)Mr. Dennison was named Chief Executive Officer upon Mr. Enterline's resignation from his role of Chief Executive Officer on June 29, 2019.
(13)Mr. Blocher was promoted to Interim Chief Financial Officer and Interim Treasurer upon Mr. Glasman's resignation as Chief Financial Officer and Treasurer.

See “Compensation Discussion and Analysis - Elements of Our Compensation Program”, and “Change of Control, Separation or Severance Benefits- Employment Agreements” for additional information with respect to the numbers included in the foregoing Summary Compensation Table.

Grants of Plan-Based Awards Table - Fiscal Year 2019

The following table presents information concerning plan-based awards made in fiscal year 2019 to each of our Named Executive Officers:

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)	Grant date fair value of stock and option awards (3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Target (# of shares)
Michael C. Dennison
Time-Based RSUs	8/2/2019	$—	$—	$—	15,314	1,158,504
Short-Term Incentive Compensation		247,749	495,496	743,245	—	—
Larry L. Enterline
Short-Term Incentive Compensation		186,986	373,973	560,959	—	—
John Blocher
Time-Based RSUs	8/2/2019	—	—	—	3,966	300,028
Short-Term Incentive Compensation		49,833	99,667	149,500	—	—
Zvi Glasman
Short-Term Incentive Compensation		94,500	189,000	283,500	—	—
Richard Winters
Time-Based RSUs	8/2/2019	—	—	—	6,279	475,006
Short-Term Incentive Compensation		87,500	175,000	262,500	—	—
Christopher J. Tutton
Time-Based RSUs	8/2/2019	—	—	—	6,279	475,006
Short-Term Incentive Compensation		81,250	162,500	243,750	—	—
Wesley E. Allinger
Time-Based RSUs	8/2/2019	—	—	—	3,966	300,028
Short-Term Incentive Compensation		58,400	116,800	175,200	—	—

(1)See page 43 of this Proxy Statement, under “Compensation Discussion and Analysis - Elements of Our Compensation Program - Annual Performance-Based Cash Bonuses” for a description of the potential performance-based cash bonuses our Named Executive Officers were eligible to receive in fiscal year 2019. Amounts in these columns assume that adjusted EBITDA, the financial metric for corporate performance for fiscal year 2019, is achieved at the threshold, target and Maximum levels, as applicable. For fiscal year 2019 performance, the Named Executive Officer’s received the “maximum” future payout outlined above, which was paid in fiscal year 2020.
(2)See page 46 of this Proxy Statement, under “Compensation Discussion and Analysis - Elements of Our Compensation Program- Equity-Based Awards” for a description of the RSU awards made to our Named Executive Officers in fiscal year 2019. The RSU awards do not have "threshold" or "maximum" amounts.
(3)Reflects the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value per unit for RSUs is equal to the closing price of the Company's common stock on the date of grant. The grant date fair value for performance-based RSUs was calculated based on the probable outcome of applicable performance conditions, which assume that the target level of performance is achieved.

Outstanding Equity Awards at Fiscal Year-End Table - Fiscal Year 2019
The following table presents certain information concerning outstanding equity awards held by each of our Named Executive Officers as of January 3, 2020:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) un - exercisable	Option exercise price	Option expiration date	Number of RSUs that have not vested (#)	Market value RSUs that have not vested ($) (4)	Equity incentive plan awards: number of unearned RSUs that have not vested (#) (5)	Equity incentive plan awards: market or payout value of unearned RSUs that have not vested ($) (4)
Michael C. Dennison	—		—	$—	—	27,547	$1,922,230	—	$—
Larry L. Enterline	290,191	(1),(2)	—	5.16	6/15/2022	—	—	55,567	3,877,465
John Blocher	—		—	—	—	15,966	1,114,107	—	—
Zvi Glasman	—		—	—	—	18,534	1,293,303	—	—
Richard Winters	—		—	—	—	11,609	810,076	—	—
Christopher J. Tutton	—		—	—	—	20,604	1,437,747	—	—
Wesley E. Allinger	33,994	(3)	—	5.16	6/15/2022	20,891	1,457,774	—	—

(1)Options were granted to Vulcan Holdings, Inc.
(2)The option was granted pursuant to the 2008 Plan and vested in a single installment on June 15, 2013.
(3)The option was granted pursuant to the 2008 Plan and vested in 2 annual installments beginning June 15, 2012.
(4)Based on a fair market value of our common stock on January 3, 2020, the last trading day of fiscal year 2019, of $69.78 per share.
(5)See page 46 of this Proxy Statement, under “Compensation Discussion and Analysis - Elements of Our Compensation Program - Equity-Based Awards” for a description of the performance-based RSU award made to Mr. Enterline in fiscal year 2017. All other equity-based awards of the Named Executive Officers vest over time and are not tied to the achievement of any performance criteria.

Option Exercises and Stock Vested TABLE - Fiscal Year 2019
The following table presents certain information concerning the exercise of stock options and vesting of stock, including restricted stock units, during fiscal year 2019 for each of our Named Executive Officers on an aggregated basis:

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#) (1)		Value realized on vesting ($)
Michael C. Dennison	—	$—	5,504	(3)	$434,567
Larry L. Enterline	242,000	14,411,008	55,567	(2)	3,524,615
John Blocher	—	—	11,875	(4)	932,643
Zvi Glasman	—	—	18,533	(5)	1,175,548
Richard Winters	—	—	1,776	(6)	108,229
Christopher J. Tutton	—	—	20,775	(7)	1,713,093
Wesley E. Allinger	—	—	8,225	(8)	655,647
(1)Does not give effect to the shares withheld to satisfy tax obligations
(2)Reflects the vesting of performance-based RSUs on February 27, 2019, for which the performance criteria had been certified.
(3)Reflects the vesting of time-based RSUs on May 1, 2019 pursuant to Mr. Dennison's service on our Board prior to his appointment as a Named Executive Officer and vesting of other time-based RSUs on July 31, 2019.
(4)Reflects the vesting of time-based RSUs on May 2, 2019, May 7, 2019, July 1, 2019, and July 31, 2019.
(5)Reflects the vesting of time-based RSUs on February 27, 2019.

(6)Reflects the vesting of time-based RSUs on October 31, 2019.
(7)Reflects the vesting of time-based RSUs on May 2, 2019 and July 1, 2019.
(8)Reflects the vesting of time-based RSUs on May 2, 2019, July 1, 2019, and July 31, 2019.

Equity Compensation Plan Information
        The following table presents certain information concerning equity awards under our compensation plans as of January 3, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)		(c)
Equity compensation plans approved by security holders (1)	858,050	$5.27	(2)	1,639,127

(1)Options to be issued under the 2008 Stock Option Plan, the 2008 Non-Statutory Stock Option Plan and the 2013 Omnibus Plan.
(2)The weighted-average price does not take RSUs into account.

Equity-based incentive plans
2008 Stock Option Plan

Our Board adopted our 2008 Stock Option Plan, or the 2008 Plan, on January 4, 2008, and our stockholders approved the 2008 Plan in January 2008. The 2008 Plan was terminated upon the effective date of the 2013 Omnibus Plan. Our Compensation Committee currently administers the 2008 Plan. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Plan was administered by our Board based on recommendations of the Compensation Committee of our subsidiary.

Stock subject to the 2008 Plan. As of January 3, 2020, 5,114,398 shares of our common stock were issued under the 2008 Plan and options to purchase an additional 380,083 shares of our common stock were outstanding under the 2008 Plan.

Stock options. The exercise price of all stock options granted under the 2008 Plan must equal at least 100% of the fair market value of our common stock on the date of grant (except for greater than 10% owners, as provided below). Incentive stock options granted under the 2008 Plan must be exercised within 10 years from the date of grant, and the period for exercising any non-statutory stock options is set by our Compensation Committee; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock or of the stock of our parents or subsidiaries, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. Upon the completion of our IPO, the 2008 Plan was terminated and no shares of our common stock remain available for future issuance under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of awards originally granted under the 2008 Plan. Shares that were subject to outstanding options under the 2008 Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.

2008 Non-Statutory Stock Option Plan

Our Board adopted our 2008 Non-Statutory Stock Option Plan, or the 2008 Non-Statutory Plan, on May 6, 2008. The 2008 Non-Statutory Plan was terminated upon the effective date of the 2013 Omnibus Plan, August 13, 2013. Our Compensation Committee currently administers the 2008 Non-Statutory Plan. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Non-Statutory Plan was administered by our Board based on recommendations of the Compensation Committee of our subsidiary.

Stock subject to the 2008 Non-Statutory Plan. As of January 3, 2020, 643,516 shares of our common stock had been issued under the 2008 Non-Statutory Plan and options to purchase an additional 51,095 shares of our common stock were outstanding under the 2008 Non-Statutory Plan.

Stock options. The period for exercising any options granted under the 2008 Non-Statutory Plan is set by our Compensation Committee. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Non-Statutory Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. The 2008 Non-Statutory Plan was terminated at the consummation of our IPO and no shares of our common stock remain available for future issuance under the 2008 Non-Statutory Plan. However, the 2008 Non-Statutory Plan continues to govern the terms and conditions of awards originally granted under the 2008 Non-Statutory Plan. Shares subject to outstanding options under the 2008 Non-Statutory Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.
2013 Omnibus Plan

Share reserve. We have reserved 2,491,351 shares of our common stock for issuance under the 2013 Omnibus Plan, plus an additional number of shares equal to any shares that are subject to outstanding awards under the 2008 Plan and the 2008 Non-Statutory Plan and which either cease for any reason to be subject to such awards or are forfeited, canceled or repurchased at their original issue price. In addition, the following shares of our common stock are available for grant or issuance under the 2013 Omnibus Plan:

•shares subject to awards granted under the 2013 Omnibus Plan that are subsequently forfeited or canceled;

•shares subject to awards granted under the 2013 Omnibus Plan that otherwise terminate without shares being issued; and

•shares surrendered, canceled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).

Term. No awards under the 2013 Omnibus Plan will be made more than 10 years from the date our Board approved the plan.

Eligibility. Only our and our affiliates’ employees, consultants and board members are eligible to receive awards under the 2013 Omnibus Plan, although awards may be made to employees and consultants to whom an offer of employment has been or is being extended. Our Compensation Committee determines who will receive awards, and all of their terms and conditions.

The following table sets forth certain information regarding grants of equity awards made under the 2013 Omnibus Plan during fiscal year 2019 for each of the following: (1) each of the Named Executive Officers; (2) all current executive officers of the Company as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all current officers who are not executive officers, as a group.

2013 Omnibus Plan
Name and Position	Dollar Value of Stock Options	Dollar Value of Restricted Stock Units	Total Number of Shares Underlying Restricted Stock Units	Dollar Value of Restricted Stock	Total Number of Shares of Restricted Stock
Michael C. Dennison, Chief Executive Officer	$—	$1,158,504	15,314	$—	—
Larry L. Enterline, Former Chief Executive Officer	—	—	—	—	—
John Blocher, Interim Chief Financial Officer and Interim Treasurer		300,028	3,966
Zvi Glasman, Former Chief Financial Officer and Former Treasurer	—	—	—	—	—
Richard Winters, President, Powered Vehicles Group		475,006	6,279
Christopher J. Tutton, President, Specialty Sports Group	—	475,006	6,279	—	—
Wesley E. Allinger, Executive Vice President, Cycling Business Unit, Specialty Sports Group	—	300,028	3,966	—	—

Executive Group	—	2,708,572	35,804	—	—
Non-Executive Director Group	—	524,290	6,985	—	—
Non-Executive Officer Employee Group	—	6,511,282	87,655	—	—

Administration. Our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws, administers the 2013 Omnibus Plan. Our Compensation Committee has the authority to construe and interpret the 2013 Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2013 Omnibus Plan may be made subject to performance goals based upon performance criteria and other terms in order to qualify as performance based compensation for the purposes of Section 162(m) of the Code.

Amendment. The Board may amend, alter, suspend, discontinue, or terminate the 2013 Omnibus Plan or any portion thereof at any time; provided that if an amendment to the 2013 Omnibus Plan that (i) would materially increase the benefits accruing to participants under the 2013 Omnibus Plan; (ii) would materially increase the number of securities which may be issued under the 2013 Omnibus Plan; (iii) would materially modify the requirements for participation in the 2013 Omnibus Plan; or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market; such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would impair the rights of any participant or any holder or beneficiary of any award previously granted shall not be effective without the written consent of the affected participant, holder, or beneficiary.

Award forms and limitations. The 2013 Omnibus Plan authorizes the award of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance-based compensation and other stock-based awards. For stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, the maximum number of shares subject to ISO awards is 3,631,709. The maximum will be 907,927 shares for each of the following award types granted to any one person within any fiscal year of ours: (1) the shares subject to ISOs, (2) the shares subject to stock options and stock appreciation rights, (3) the shares subject to performance-based compensation awards, (4) restricted stock, restricted stock units and unrestricted stock, and (5) all other stock-based awards.

Stock options. The 2013 Omnibus Plan provides for the grant of ISOs only to our employees. All options other than ISOs may be granted to our employees, directors, consultants, independent contractors and advisors. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted the 2013 Omnibus Plan is 10 years (five years in the case of ISOs granted to 10% or more stockholders).

Stock appreciation rights. Stock appreciation rights provide for a payment, or payments, in cash, shares of our common stock or a combination of both, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price that must be at least equal to the fair market value of our common stock on the date of grant. Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted stock. A restricted stock award is an offer by us to issue or to sell shares of our common stock subject to restrictions. The price (if any) of a restricted stock award is determined by our Compensation Committee. Unless otherwise determined by our Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted stock units. A restricted stock unit is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve certain performance conditions.

Unrestricted stock. An unrestricted stock award is an award of shares of our common stock that is issued without forfeiture restrictions.

Other stock-based awards. Stock-based awards, such as dividend equivalent rights and other awards denominated or payable in shares of our common stock may be granted as additional compensation for services or performance.

Performance-based compensation. An award (other than Options and Stock Appreciation Rights) of performance-based compensation that is earned upon achievement of pre-established performance goals and settled (paid) in the form of cash or by issuance of shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance goals. We have the flexibility, but not the obligation, to structure these awards in a manner to exempt them from the deduction limitations set forth in Section 162(m) of the Code.

Performance-based compensation criteria. The Compensation Committee may grant eligible plan participants shares of our common stock or cash in accordance with the achievement of performance goals during a performance period. The Compensation Committee establishes performance goals in writing for the performance period, at least one year in duration, based upon performance criteria. The performance criteria for such performance goals applicable to any performance based-compensation that is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code relating to our four covered employees shall be based on one or more of the following criteria (either individually, alternatively or in any combination):

return on net assets	cash flows	return on assets	return on capital
revenue	average revenue	stockholder returns	profit margin
earnings per share	net earnings	operating earnings	free cash flow
growth of business	enterprise value		cost targets
share price	sales or market share
earnings before interest, taxes, depreciation and amortization	equity market capitalization

With respect to performance-based compensation the Compensation Committee intends to comply with Section 162(m) of the Code, to the extent required under 162(m) of the Code, the Compensation Committee shall, within the first ninety (90) days of a performance period (or within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects to use for such performance period.

The Compensation Committee is authorized at any time during the first 90 days of a performance period, or at any time thereafter (but only to the extent the exercises of such authority after the first 90 days of a performance period would not cause the performance-based compensation granted to any eligible participant for the performance period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a performance goal for such performance period to the extent permitted under 162(m) of the Code in order to prevent the dilution or enlargement of the rights of the eligible participants, (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development affecting the Company; or (2) in recognition of, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Achievement of performance goals may be measured by including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposition of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board, or other applicable accounting rules, or consistent with the Company's policies and practices for measuring the achievement of performance goals on the date on which the Compensation Committee establishes the performance goals.

Additional provisions. Awards granted under the 2013 Omnibus Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our Compensation Committee. Unless otherwise restricted by our Compensation Committee, awards that are non-ISOs or stock appreciation rights may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or a family member of the optionee who has acquired the non-ISOs or stock appreciation rights by a permitted transfer. Awards that are ISOs may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

If we experience a change of control transaction, and unless an award provides otherwise: outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company, and outstanding awards that are not assumed or substituted will become fully vested and non-forfeitable, exercisable in the case of options and stock appreciation rights, and satisfied at target levels in the case of performance-based awards. Unless an award provides otherwise, if an award is assumed or substituted by the successor company in connection with a change of control transaction and the holder’s employment or service to us is terminated without cause or the holder terminates his or her employment or service to us for good reason, in each case within 24 months of such change of control transaction, all assumed or substituted awards held by such holder will become fully vested and non-forfeitable. All awards will be equitably adjusted in the case of stock splits, recapitalizations and similar transactions.

New Plan Benefits

We cannot currently determine the number of shares subject to awards that maybe granted in the future to executive officers, directors and employees under the 2013 Omnibus Plan because the plan administrator in its discretion determines awards under the 2013 Omnibus Plan. Information regarding individual awards to each of our Named Executive Officers during fiscal year 2019 is set forth under "Elements of Our Compensation Program - Equity-Based Awards" above. Additional information regarding our outstanding awards and available shares as of January 3, 2020 is set forth under "Equity Compensation Plan Information" above.

Change of Control, Separation or Severance Benefits

Equity Awards

The 2013 Omnibus Plan contains provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a “Change of Control.” A “Change of Control” is defined in the 2013 Omnibus Plan to mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise; provided that a “Change of Control” shall not occur due to beneficial ownership by Compass Group Diversified Holdings LLC (“Compass”) unless both its ownership has previously fallen below fifty percent (50%) of the Company and more than three consecutive years have passed without any Person employed by, or serving as a partner or manager of, Compass, or Compass Group Management LLC, having served as a Board member.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding awards granted under the 2013 Omnibus Plan are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control, all outstanding options and stock appreciation rights shall become fully exercisable, all restrictions with respect to outstanding awards shall lapse and such awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding awards shall be deemed to be satisfied at target, provided that payment of restricted and performance awards or performance compensation awards shall be made in accordance with the provisions of the 2013 Omnibus Plan.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2013 Omnibus Plan are assumed, converted, or replaced by the resulting entity in the event of a Change of Control, (i) any outstanding awards that are subject to performance goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (ii) each performance award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement; and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the award agreement.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under the 2013 Omnibus Plan are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control, if a participant’s employment or service is terminated without Cause by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for “Good Reason” (if applicable), in either case, during the 24-month period following a Change of Control, all outstanding options and stock appreciation rights held by the participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in the 2013 Omnibus Plan or any award agreement to the contrary, to the extent any provision of the 2013 Omnibus Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A of the Code (“Section 409A”) to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any performance periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, any required payment shall be made in a lump sum within 10 business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control qualifies as a “separation from service” within the meaning of Section 409A, distribution will be made in a lump sum within 60 days of the separation from service date unless the Award Agreement specifies otherwise.

Employment Agreements

Each of our Named Executive Officers is party to an employment agreement, which provides, as applicable, certain change of control, separation or severance benefits. In July 2013, we entered into new employment agreements with Messrs. Enterline and Glasman in connection with the closing of our IPO, which were amended in June 2019 and November 2019, respectively, upon their resignation. Under the amended agreements, Mr. Enterline became the Executive Chair of the Board and Mr. Glasman continued his employment with the Company in a non-executive role during the Transition Period, which ended on February 28, 2020 to provide transition and support services. In August 2013, we entered into a new employment agreement with Mr. Allinger upon his promotion to Vice President and General Manager, Mountain Bike. This employment agreement was amended in May 2016 and further amended in May 2018 upon his promotion to Executive Vice President, Cycling Business Unit, Specialty Sports Group. In May 2018, we entered into a new employment agreement with Mr. Tutton upon his promotion to President, Specialty Sports Group. In August 2018, we entered in an employment agreement with Mr. Dennison upon his hiring as President, Powered Vehicles Group and the employment agreement was amended in June 2019 upon his promotion to Chief Executive Officer. Concurrently with Mr. Dennison's promotion, we entered into an employment agreement with Mr. Winters upon his promotion to President, Powered Vehicles Group. In November 2019, we entered into a new employment agreement with Mr. Blocher upon his promotion to Interim Chief Financial Officer and Interim Treasurer. The employment agreements prohibit the Named Executive Officers from soliciting our employees for two years, except for the agreement with Mr. Blocher which includes an 18-month non-solicitation, following their cessation of employment.
        With respect to Mr. Tutton, in May 2018, the Company entered into an Intracompany Secondment Agreement whereby Mr. Tutton, an employee of Fox Factory, Inc., serves as a secondee at the Company's subsidiary RFE Holding (Canada) Corp. The initial secondment period of one year shall automatically renew for subsequent periods of one year up to a maximum of five years, until terminated by either party.

Termination by Mutual Agreement, Death, Disability, for Cause or Voluntarily

In the event a Named Executive Officer’s employment is terminated by mutual agreement of the parties, by the Company if the executive dies or becomes disabled, by the Company for “Cause,” or by the executive officer, voluntarily, at any time (provided he provides not less than 90 days written notice), such executive officer is entitled to receive the following payments and compensation: (1) accrued and unpaid annual Base Salary for services rendered prior to the date of termination or resignation; and (2) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation (collectively, “General Separation Payments”). Additionally, in the event a Named Executive Officer’s employment is terminated by the Company because the executive dies or becomes disabled, such executive officer is also entitled to receive a pro rata payment of the executive’s performance bonus (which the executive would have earned under his employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available).

Termination without Cause or for Good Reason

In the event a Named Executive Officer’s employment is terminated by the Company without Cause or if the Named Executive Officer resigns for “Good Reason,” such executive officer is entitled to receive the following payments and compensation: (i) General Separation Payments, (ii) the applicable Severance Payment (only upon the execution of a release); (iii) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (iv) continued Company sharing in the cost of health care insurance during the period executive receives severance. The “Severance Payment” amount to be paid with respect to a termination without Cause or for Good Reason shall equal the Named Executive Officer’s annual base salary as of the date of termination; provided, however, in the event of:

•the “Good Reason” trigger being a reduction in Base Salary, then the Severance Payment amount shall equal the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination;

For purposes of the employment agreements, termination for “Cause” means with respect to a Named Executive Officer, one or more of the following: (i) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (ii) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (iii) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (iv) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (v) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (vi) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (vii) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.

A resignation by a Named Executive Officer will be deemed a resignation for “Good Reason” if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (i) a reduction in executive’s base salary below the amount as of the date of his employment agreement (other than a substantially similar reduction applicable to all executives); (ii) for Mr. Tutton and Mr. Allinger only, the Company requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (iii) material breach by us of his employment agreement; or (iv) without the executive’s consent, a material reduction in the executive’s duties or responsibilities, such that the executive is no longer playing his current role or at least an equivalent position, as applicable. Where curable, the Company will have 30 days to cure such circumstances upon the receipt of notice from the executive.

Estimated Potential Payments upon Change of Control or Certain Termination Events

The table provides an estimate of the payments and benefits that would be paid to our Named Executive Officers in connection with any termination of employment or upon a Change of Control of the Company. The payments are quantified assuming the termination of employment or Change of Control occurred on January 3, 2020.

Name and Form of Payment	Mutual Agreement, For Cause, Voluntarily	Death or Disability	Without Cause or for Good Reason (not in connection with a Change of Control)	Awards Not Continued or Assumed or Termination Within 24 Months Without Cause or for Good Reason (Change of Control)	No Termination, Awards Continued or Assumed, (Change of Control)
Michael C. Dennison
Cash Compensation (1)	$25,462	$25,462	$687,462	$687,462	$—
Cash Bonus (2)	—	672,910	672,910	672,910	—
RSUs (3)	—	—	—	1,922,230	—
Benefits and Perquisites	—	—	7,369	7,369	—
Total	$25,462	$698,372	$1,367,741	$3,289,971	$—
Larry L. Enterline (5)
Cash Compensation (1)	$28,846	$—	$—	$—	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	—	—
Benefits and Perquisites	—	—	—	—	—
Total	$28,846	$—	$—	$—	$—
John Blocher
Cash Compensation (1)	$30,468	$30,468	$290,468	$290,468	$—
Cash Bonus (2), (4)	—	152,058	152,058	152,058	—
RSUs (3)	—	—	—	1,114,107	—
Benefits and Perquisites	—	—	17,171	17,171	—
Total	$30,468	$182,526	$459,697	$1,573,804	$—
Zvi Glasman
Cash Compensation (1)	$14,538	$—	$—	$—	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	—	—
Benefits and Perquisites	—	—	—	—	—
Total	$14,538	$—	$—	$—	$—
Richard Winters
Cash Compensation (1)	$13,462	$13,462	$363,462	$363,462	$—
Cash Bonus (2)	—	227,500	227,500	227,500	—
RSUs (3)	—	—	—	810,076	—
Benefits and Perquisites	—	—	12,616	12,616	—
Total	$13,462	$240,962	$603,578	$1,413,654	$—
Christopher J. Tutton
Cash Compensation (1)	$50,075	$50,075	$375,075	$375,075	$—
Cash Bonus (2)	—	204,750	204,750	204,750	—
RSUs (3)	—	—	—	1,437,747	—
Benefits and Perquisites	—	—	3,042	3,042	—
Total	$50,075	$254,825	$582,867	$2,020,614	$—

Wesley E. Allinger
Cash Compensation (1)	$20,346	$20,346	$312,346	$312,346	$—
Cash Bonus (2)	—	146,000	146,000	146,000	—
RSUs (3)	—	—	—	1,457,774	—
Benefits and Perquisites	—	—	12,616	12,616	—
Total	$20,346	$166,346	$470,962	$1,928,736	$—

(1)Cash compensation related to Mutual Agreement, For Cause, or Voluntarily and Death or Disability are payable in a lump sum. Cash compensation shown under Without Cause or for Good Reason are payable in 12, 18, or 24 monthly installments.
(2)Amounts are payable in a lump sum.
(3)Amounts shown for RSUs represent the fair value of unvested awards as of January 3, 2020, assuming termination during the 24 month period following a Change of Control whereby all restrictions with respect to outstanding Awards shall lapse and the Awards shall become vested and non-forfeitable.
(4)Mr. Blocher's cash bonus includes a $10,000 Interim Role Bonus he would have been eligible for if he had ceased to serve as Interim Chief Financial Officer and Interim Treasurer on January 3, 2020 in accordance with his employment agreement.
(5)Payments to Mr. Enterline were estimated using his new base salary of $400,000 as Executive Chair of the Board.

CEO Pay Ratio
        The SEC requires companies to disclose the ratio of the annual total compensation of their CEO to the median of the annual total compensation of their other employees.
Methodology and Pay Ratio
        For fiscal year 2019, the median annual total compensation of all employees of FOX (other than our Chief Executive Officer) was $42,576. The annual total compensation of our Chief Executive Officer was $2,432,927, reflecting Mr. Dennison who served as Chief Executive Officer on the date upon which we selected to identify the median employee. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all employees for fiscal year 2019 was approximately 57 to 1.
        The Company identified the "median employee" by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
• The Company selected January 3, 2020, the last day of FOXF's prior fiscal year, as the date upon which we would identify the "median employee."
• As of this date, our employee population consisted of approximately 2,065 individuals, excluding employees on leaves of absence who are not expected to return to work.
• For purposes of determining our median employee, the Company excluded European employees that, in total, resulted in the exclusion of less than 5% of FOX's total number of employees as permitted under SEC rules.
• The Company used fiscal year-to-date "gross cash earnings" paid through January 3, 2020 as our consistently applied compensation measure. In this context, gross cash earnings includes any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars.
• Once the Company identified the median employee, the Company calculated the elements of the median employee's fiscal year 2019 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K to be included in the Company’s 2020 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s 2020 Proxy Statement.

Members of the Compensation Committee:

Elizabeth A. Fetter, Chair
Dudley W. Mendenhall
Jean Hlay

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

AUDIT COMMITTEE REPORT
Our Audit Committee is comprised of three independent directors, Mr. Mendenhall, Ms. Hlay, and Mr. Waitman, all of whom are financially literate. In addition, the Board has designated Mr. Mendenhall as the “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the Nasdaq Listing Rules and the Sarbanes-Oxley Act of 2002, as amended. A current copy of the Audit Committee Charter is available on the Company’s website at http://investor.ridefox.com/.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent public accountant; (2) overseeing the independent public accountant; (3) reviewing financial statements and disclosure matters; (4) compliance oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended January 3, 2020, with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended January 3, 2020 ( the "Annual Report").
The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members of the Audit Committee:
Dudley W. Mendenhall, Chair
Jean Hlay
Ted Waitman

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
(PROPOSAL 3)

We are providing stockholders with an opportunity to cast an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables (commonly referred to as “Say-on-Pay”) as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
Accordingly, you are being asked to approve the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s Named Executive Officers, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain individuals who share our visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
We currently hold our advisory vote on executive compensation annually. Thus, we expect to hold our next advisory vote on executive compensation at the 2021 Annual Meeting of Stockholders.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation.
Recommendation of the Board
The Board recommends that you vote "FOR" the approval, on an advisory basis, of the resolution approving the compensation of our Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 9, 2020, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) certain 5% beneficial owners; (2) each director and nominee for director; (3) each person who is named in the Summary Compensation Table; and (4) all directors and executive officers as a group. The applicable percentage ownership is based on 38,602,699 shares of common stock outstanding as of March 9, 2020. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table, subject to community property laws where applicable.

		Common Stock Beneficially Owned
Name and Address of Beneficial Owner		Number of Shares	Percentage of Class
5% Beneficial Owners
BlackRock, Inc.	(1)	5,679,895	14.7%
Kayne Anderson Rudnick Investment Management, LLC	(2)	5,046,006	13.1%
The Vanguard Group, Inc.	(3)	3,177,581	10.1%
Neuberger Berman Group LLC	(4)	3,891,364	8.2%

Directors and Officers (5)
Michael C. Dennison	(6)	3,731	*
John E. Blocher	(7)	2,000	*
Larry L. Enterline	(8)	332,985	*
Richard Winters	(9)	1,262	*
Chris J. Tutton	(10)	4,775	*
Wesley E. Allinger	(11)	58,916	*
Dudley W. Mendenhall	(12)	8,752	*
Thomas E. Duncan	(13)	3,790	*
Elizabeth A. Fetter	(14)	3,104	*
Jean Hlay	(15)	1,474	*
Ted Waitman	(16)	9,036	*
Zvi Glasman	(18)	30,768	*
All current executive officers and directors as a group (11 persons )	(17)	429,825	1.1%
* Less than 1%

(1)This information is based on a Schedule 13G/A filed by BlackRock, Inc. on February 04, 2020. BlackRock, Inc. has sole power to vote 5,612,155 shares and sole power to dispose of 5,679,895 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(2)This information is based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC on February 13, 2020. Kayne Anderson Rudnick Investment Management, LLC has sole power to vote 1,101,803 shares, and shared power to vote 3,944,203 shares. Kayne Anderson Rudnick Investment Management, LLC has sole power to dispose of 1,101,803 shares and shared power to dispose of 3,944,203 shares. Kayne Anderson Rudnick Investment Management, LLC’s address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.
(3)This information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC on February 14, 2020. These entities have shared power to vote 3,151,791 shares and shared power to dispose of 3,177,581 shares. and no entity has sole voting power of any of the shares. Neuberger Berman Group LLC's address is 1290 Avenue of the Americas, New York, NY 10104.
(4)This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 12, 2020. The Vanguard Group, Inc. has sole power to vote 79,592 shares, shared power to vote 5,816 shares, sole power to dispose of 3,811,085 shares, and shared power to dispose of 80,279 shares. The Vanguard Group, Inc.'s address is 100 Vanguard Blvd., Malvern, PA 19355.
(5)The information provided in this table is based on the company's records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 6634 Highway 53, Braselton, GA 30517.
(6)Consists of 3,731 shares of our common stock held directly by Mr. Dennison. Mr. Dennison is our Chief Executive Officer and serves on our Board.
(7)Consists of 2,000 shares of our common stocks held directly by Mr. Blocher. Mr. Blocher is our Interim Chief Financial Officer and Interim Treasurer.
(8)Consists of 42,794 shares of our common stock held by Vulcan Holdings, Inc.; and options to purchase 290,191 shares of our common stock held by Vulcan Holding, Inc. Mr. Enterline is Chief Executive Officer and owns all of the capital stock of Vulcan Holdings, Inc. He is also the former Chief Executive Officer, and now the Executive Chair of the Board of our Company.
(9)Consists of 1,262 shares of our common stock held directly by Mr. Winters. Mr. Winters is our President, Powered Vehicles Group.
(10)Mr. Tutton is our President of Special Sports Group.
(11)Consists of 24,972 shares of our common stock held directly by Mr. Allinger and options to purchase 33,944 shares of our common stock. Mr. Allinger is Executive Vice President, Cycling Business Unit, Specialty Sports Group.
(12)Consists of 8,752 shares of our common stock held directly by Mr. Mendenhall. Mr. Mendenhall serves on our Board.
(13)Consists of 3,790 shares of our common stock held directly by Mr. Duncan. Mr. Duncan serves on our Board.
(14)Consists of 3,104 shares of our common stock held directly by Ms. Fetter. Ms. Fetter serves on our Board.
(15)Consists of 1,474 shares of our common stock held directly by Ms. Hlay. Ms. Hlay serves on our Board.
(16)Consists of 9,036 shares of our common stock held directly by Mr. Waitman. Mr. Waitman serves on our Board.
(17)Consists of shares included under "Named executive officers and directors”. Per the Company’s policy, officers and directors of the Company are required to obtain prior written approval from a compliance officer, John Blocher or David Haugen, before holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan.
(18)Consists of 20,284 shares of our common stock held directly by Mr. Glasman, Former Chief Financial Officer and Former Treasurer, and 10,484 shares of our common stock held by Zvi & Marlise Glasman Family Trust, of which Mr. Glasman is a trustee.

There are no material proceedings to which any director, officer or affiliate of FOX, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to FOX or any of our subsidiaries.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms (and amendments thereto) furnished to us during fiscal year 2019, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities complied with all Section 16(a) filing requirements on a timely basis during fiscal year 2019.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2021
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2021 Annual Meeting of Stockholders, the proposal must be received by November 26, 2020, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in the our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2021 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than January 7, 2021 and no later than February 6, 2021.
Stockholder Director Nominees
See “Nominations of Directors and Diversity- Consideration of Director Nominees.” To be timely stockholders must submit written director candidate nominations for the 2021 Annual Meeting of Stockholders no earlier than January 7, 2021 and no later than February 6, 2021.

Attending THE virtual ANNUAL MEETING via webcast
We will host the Annual Meeting live via webcast. You will not be able to attend the Annual Meeting in person. Any stockholder may listen to and participate in the Annual Meeting live at www.virtualshareholdermeeting.com/FOXF2020. The webcast will start at 1:00 p.m. EDT, on May 7, 2020. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxyvote.com. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/FOXF2020. If you do not have your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the proxy materials), you will only be able to listen to the Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of Proxy Materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these Proxy Materials, or if you wish to receive separate copies of future notices and Proxy Materials, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your written or oral request.
Any stockholders of record who share the same address and currently receive multiple copies of Proxy Materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Annex A - Non-GAAP Measures

        The Company provides certain Non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States, including, “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, and “adjusted EBITDA”,. The Company defines non-GAAP adjusted net income as net income attributable to FOX stockholders adjusted for amortization of purchased intangibles, contingent consideration valuation adjustments, acquisition-related compensation expense, costs of its secondary and shelf offerings, acquisition-related expenses, litigation-related costs, and costs related to tax restructuring initiatives, all net of applicable tax, as well as tax impacts arising from the settlement of audit and the recognition of related tax positions and tax reform legislation impacts. These adjustments are more fully described in the tables included below. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. The Company defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, offering expense, contingent consideration valuation adjustments, acquisition-related compensation expense, litigation-related costs, and certain other acquisition-related costs that are more fully described in the tables below.

NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
	For the twelve months ended
	January 03, 2020	December 28, 2018
Net income attributable to FOX stockholders	$93,033	$84,040
Amortization of purchased intangibles	6,344	6,065
Patent litigation-related expenses	4,401	7,160
Other acquisition and integration-related expenses (1)	2,665	946
Offering expense (2)	1,705	—
Tax reform implementation costs (3)	186	466
Settlement of audit and recognition of tax position (4)	—	(9,838)
Tax reform legislation impacts (5)	—	264
Tax impacts of reconciling items above (6)	(1,987)	(2,431)
Non-GAAP adjusted net income	$106,347	$86,672

Non-GAAP adjusted EPS
Basic	$2.77	$2.29
Diluted	$2.72	$2.22

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	38,333	37,805
Diluted	39,155	38,956
(1) Represents various other acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(3) Represents costs and expenses in connection with the implementation of tax reform legislation and related tax restructuring initiatives.
(4) Recognition of tax positions related to the deductibility of depreciation and amortization as a result of favorable closure of the 2015 IRS audit. Depreciation and amortization arose from Compass’ 2008 acquisition of the Company.
(5) Reflects the initial impact of the Tax Cuts and Jobs Act in December 2017 as well as adjustments resulting from refinements to calculations used in the implementation of tax reform legislation.
(6) Tax impact calculated based on the respective year to date effective tax rates, excluding the impact of the settlement of audit and recognition of related tax position, and certain tax reform legislation impacts.

NET INCOME TO ADJUSTED EBITDA RECONCILIATION
	For the twelve months ended
	January 03, 2020	December 28, 2018
Net income	$94,470	$85,367
Provision for income taxes	14,099	5,523
Depreciation and amortization	17,604	14,210
Non-cash stock based compensation	6,864	7,322
Patent litigation-related expenses	4,401	7,160
Other acquisition and integration-related expenses (1)	2,665	946
Offering expense (2)	1,705	—
Tax reform implementation costs (3)	186	466
Other expense, net	4,240	3,642
Adjusted EBITDA	$146,234	$124,636

(1) Represents various other acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(3) Represents costs and expenses in connection with the implementation of tax reform legislation and related tax restructuring initiatives.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99721-P34401

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOX FACTORY HOLDING CORP.

	For All	Withhold All	For All Except
1. The election to Fox Factory Holding Corp.'s Board of Directors of the nominees set forth below.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dudley W. Mendenhall
02) Elizabeth A. Fetter

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as Fox Factory Holding Corp.'s independent public accountants for fiscal year 2020.	☐	☐	☐
3. To approve, on an advisory basis, the resolution approving the compensation of Fox Factory Holding Corp.'s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E99722-P34401

FOX FACTORY HOLDING CORP.
Annual Meeting of Stockholders
May 7, 2020 1:00 PM EDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David Haugen and John Blocher, and each of them, as proxies, each with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Fox Factory Holding Corp. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, Eastern Daylight Time, Thursday, May 7, 2020, at the Company's offices located at 6634 Highway 53, Braselton, GA 30517, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH AND AS DESCRIBED IN THE NOTICE AND PROXY STATEMENT OF THE ANNUAL MEETING AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side